UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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☐	Soliciting Material Pursuant to §240.14a-12
ODYSSEY RE HOLDINGS CORP.

(Name of Registrant as Specified In Its Charter)
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March 16, 2009

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Odyssey Re Holdings Corp. (“OdysseyRe”), a Delaware corporation, to be held on Wednesday, April 22, 2009 at The Yale Club, 50 Vanderbilt Avenue, New York, New York. The Annual Meeting will commence at 9:30 a.m. (EDT).

At the Annual Meeting, you will be asked to consider and vote upon the election of nine directors. The attached Proxy Statement presents the details of this proposal.

Your participation and vote are important. The election of the nine directors will not be effected without the affirmative vote of at least a majority of the outstanding common stock present and voting at the Annual Meeting.

For further information regarding the matter to be voted on at the Annual Meeting, I urge you to carefully read the accompanying Proxy Statement, dated March 16, 2009. If you have any questions about this proposal or would like additional copies of the Proxy Statement, you should contact Donald L. Smith, Senior Vice President, General Counsel and Corporate Secretary of OdysseyRe, 300 First Stamford Place, Stamford, Connecticut 06902, telephone (203) 977-8000.

Sincerely yours,

Andrew A. Barnard
President and Chief Executive Officer

The accompanying Proxy Statement is dated March 16, 2009 and is first being mailed to stockholders on or about March 16, 2009.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 22, 2009

To the Stockholders of

Odyssey Re Holdings Corp.:

NOTICE IS HEREBY GIVEN that the 2009 annual meeting of stockholders (the “Annual Meeting”) of Odyssey Re Holdings Corp. (“OdysseyRe”), a Delaware corporation, will be held on Wednesday, April 22, 2009 at The Yale Club, 50 Vanderbilt Avenue, New York, New York. The Annual Meeting will commence at 9:30 a.m. (EDT), for the following purposes:

•	to elect nine directors, each to serve until the next annual meeting of stockholders; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

Only stockholders of record at the close of business on March 6, 2009 are entitled to notice of, and to vote at, the Annual Meeting. A list of such stockholders will be available at OdysseyRe’s corporate headquarters, located at 300 First Stamford Place, Stamford, Connecticut 06902, during ordinary business hours, for the ten-day period prior to the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting and vote in person. However, to ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible, in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person, even though he or she has previously returned a proxy.

By Order of the Board of Directors of
Odyssey Re Holdings Corp.

Donald L. Smith
Senior Vice President, General Counsel
and Corporate Secretary
Stamford, Connecticut
March 16, 2009

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDERS MEETING TO BE HELD APRIL 22, 2009:

• The Proxy Statement and Annual Report to Stockholders are available at
www.odysseyre.com

Proxy Statement
Information Concerning Solicitation and Voting

General

This Proxy Statement is furnished by our board of directors to holders of our common stock, par value $0.01 per share, in connection with the solicitation of proxies by our board of directors for use at the annual meeting of our stockholders (the “Annual Meeting”) to be held on April 22, 2009, at The Yale Club, 50 Vanderbilt Avenue, New York, New York, commencing at 9:30 a.m. (EDT), and at any adjournment or postponement thereof. The purpose of the Annual Meeting is set forth in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders.

Our complete mailing address is Odyssey Re Holdings Corp., 300 First Stamford Place, Stamford, Connecticut 06902, and our telephone number is (203) 977-8000.

This Proxy Statement and the accompanying form of proxy are first being mailed to our stockholders on or about March 16, 2009.

Stockholders Entitled to Vote; Vote Required

Our board of directors has fixed the close of business on March 6, 2009 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Accordingly, only holders of record on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were outstanding and entitled to vote 60,045,956 shares of common stock, constituting all of our voting stock. The vote of the holders of a majority of the shares present in person or represented by proxy at the meeting will elect the nine directors. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting for ten days prior to the Annual Meeting during ordinary business hours at our headquarters, located at 300 First Stamford Place, Stamford, Connecticut 06902. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

Shares of our common stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the Annual Meeting. Shares that abstain from voting, and shares held by a broker nominee in “street name” who indicates on a proxy that such nominee does not have discretionary authority to vote as to a particular matter, will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists, but will not be considered as votes cast and, accordingly, will have no effect on the outcome of the vote with respect to a particular matter.

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by, and on behalf of, our board of directors for use at the Annual Meeting, and is accompanied by a form of proxy.

All shares of our common stock that are entitled to vote and are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and that have not been revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such proxies will be voted as recommended by our board of directors.

If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn such Annual Meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies), the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their judgment.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with our Corporate Secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to us before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy). Any written notice of revocation or subsequent proxy should be sent to Odyssey Re Holdings Corp., 300 First Stamford Place, Stamford, Connecticut 06902, Attention: Corporate Secretary, or hand delivered to our Corporate Secretary at or before the taking of the vote at the Annual Meeting.

We will pay the cost of soliciting proxies. In addition to solicitation by use of the mails, proxies may be solicited from our stockholders by our directors, officers and employees in person or by telephone, electronic transmission or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries and for reimbursement of their reasonable expenses incurred in connection therewith.

Proposal 1 — Election of Directors

Election of Directors

Pursuant to our Certificate of Incorporation, holders of shares of our common stock are entitled to elect the members of our board of directors. The following individuals have been nominated to our board of directors:

V. Prem Watsa
James F. Dowd
Andrew A. Barnard
Peter M. Bennett
Anthony F. Griffiths
Patrick W. Kenny
Bradley P. Martin
Robert J. Solomon
Brandon W. Sweitzer

Each of these nominees presently is a director, with the exception of Mr. Solomon, who was recommended for nomination by our Chief Executive Officer, Mr. Barnard. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the election of these nominees, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, votes may be cast pursuant to the accompanying form of proxy for a substitute nominee designated by the board of directors.

Information Concerning Nominees

Nine directors are to be elected to our board of directors at the Annual Meeting, each to serve until the annual meeting in 2010. Messrs. Watsa, Barnard, Dowd and Griffiths have each served as a member of our board of directors since our incorporation in March 2001. Mr. Sweitzer has served as a member of our board of directors since September 2002; Mr. Bennett has served as a member of our board of directors since April 2006; Mr. Kenny has served as a member of our board of directors since November 2006; and Mr. Martin has served as a member of our board of directors since April 2007.

Name	Age	Principal Occupation and Business Experience

V. Prem Watsa	58	Mr. Watsa is the Chairman of our board of directors. Mr. Watsa has served as Chairman and Chief Executive Officer of Fairfax Financial Holdings Limited since 1985, and as Vice President of Hamblin Watsa Investment Counsel Ltd. since 1985. He has served as Chairman of Crum & Forster Holdings Corp. and Northbridge Financial Corporation since 2003. Mr. Watsa currently serves on the board of the OdysseyRe Foundation. He formerly served as Vice President of GW Asset Management from 1983 to 1984, and Vice President of Confederation Life Investment Counsel from 1974 to 1983. Mr. Watsa is a resident of Toronto, Ontario, Canada.

James F. Dowd	67	Mr. Dowd is the Vice Chairman of our board of directors. Mr. Dowd has served as President and Chief Executive Officer of Fairfax Inc., and Chairman of FFHL Group Ltd., each a holding company subsidiary of Fairfax Financial Holdings Limited, since January 1998. Mr. Dowd has served as the Chairman and Chief Executive Officer of Fairfax Asia Limited since 2002. Mr. Dowd has served as a member of the board of directors of ICICI Lombard General Insurance Company Limited since November 2001. He has served as a member of the board of directors of First Capital Insurance Limited since August 2006. Mr. Dowd has served as a member of the board of directors of Falcon Insurance Company (Hong Kong) Limited since 2003. Mr. Dowd currently serves on the boards of St. John’s University School of Risk Management, the International Insurance Foundation, the Korea Society and the International Insurance Society. Mr. Dowd served as the Chairman of Cunningham Lindsey Group, Inc., a publicly traded affiliate of OdysseyRe, from November 2001 to April 2006. Mr. Dowd served as Chairman of the Board and Chief Executive Officer of Odyssey Reinsurance Corporation (now known as Clearwater Insurance Company) from July 1996 to December 1997, and as President, Chairman and Chief Executive Officer from August 1995 to September 1996. Mr. Dowd served as Chairman of the Board and Chief Executive Officer of Willis Faber North America, Inc. from February 1993 to May 1995. He also served in various executive positions, including Chairman of the Board, President and Chief Executive Officer of Skandia America Corporation and Skandia America Reinsurance Corporation from December 1971 to October 1992. Mr. Dowd has over 38 years of experience in the insurance business. Mr. Dowd is a resident of New Canaan, Connecticut.

Name	Age	Principal Occupation and Business Experience

Andrew A. Barnard	53	Mr. Barnard is our President and Chief Executive Officer and one of our directors. Mr. Barnard currently serves as Chairman of the Board and Chief Executive Officer of Odyssey America Reinsurance Corporation, Clearwater Insurance Company, Hudson Insurance Company, Hudson Specialty Insurance Company and Clearwater Select Insurance Company. He is also Chairman of the Board and a director of Newline Underwriting Management Limited and Newline Insurance Company Limited. Mr. Barnard currently serves on the boards of the OdysseyRe Foundation, St. John’s University School of Risk Management and the U.S. Chamber Institute for Legal Reform. Mr. Barnard served as President, Chief Executive Officer and director of Odyssey Re Group Ltd. (now known as FFHL Group Ltd.), one of our parent companies, from January 1998 to June 2001. He also served as President and Chief Executive Officer of Odyssey Reinsurance Corporation (now known as Clearwater Insurance Company) from January 1998 to April 1999 and as President and Chief Operating Officer from July 1996 to December 1997. Before joining us, Mr. Barnard served as Executive Vice President, Chief Underwriting Officer and a director of Transatlantic Holdings from 1989 to 1996; Vice President of Reliance Reinsurance from 1985 to 1989; and Assistant Vice President of Skandia Group from 1977 to 1985. Mr. Barnard has 32 years of experience in the reinsurance business. Mr. Barnard is a resident of Stamford, Connecticut.

Peter M. Bennett	75	Mr. Bennett is a member of our board of directors. Since 1997, Mr. Bennett has been Deputy Chairman of Aon Re Canada. Mr. Bennett served as President of the Canadian International Reinsurance Brokers from 1972 until 1984, in partnership with Le Blanc Eldridge Parizeau of Montreal, until the two companies merged in 1984 to become BEP International. Mr. Bennett served as the Chairman of the Canadian operation. Prior to that Mr. Bennett spent ten years as a facultative and treaty broker for Guy Carpenter, following three years in the Lloyd’s market. Mr. Bennett currently serves on our Transaction Review Committee. Mr. Bennett is a resident of Toronto, Ontario, Canada.

Anthony F. Griffiths	78	Mr. Griffiths is a member of our board of directors. Mr. Griffiths is currently an independent business consultant and corporate director. He is a director of Fairfax Financial Holdings Limited (“Fairfax”), and of various operating subsidiaries of Fairfax, including Crum & Forster Holdings Corp. and Northbridge Financial Corporation. He is also a director of Abitibibowater Inc., Bronco Energy Ltd., Vitran Corporation, PreMD Inc., Jaguar Mining Inc., Novadaq Technologies Inc., Gedex Inc. and Russel Metals Inc. Mr. Griffiths serves on the Audit Committees of Fairfax, Crum & Forster Holdings Corp., Northbridge Financial Corporation, Russel Metals Inc., PreMD Inc. and Jaguar Mining Inc. Mr. Griffiths was formerly with Mitel Corporation, a telecommunications company, from 1985 to 1993, and served in the positions of President, Chairman and Chief Executive Officer. Mr. Griffiths currently serves on our Audit and Compensation Committees. Mr. Griffiths is a resident of Toronto, Ontario, Canada.

Name	Age	Principal Occupation and Business Experience

Patrick W. Kenny	66	Mr. Kenny is a member of our board of directors. Mr. Kenny has served as the President and Chief Executive Officer of the International Insurance Society since 2001. He is currently a director of Foresters, where he serves on the Human Resources and Compensation Committee and the Investments Committee. Mr. Kenny serves on the ING Funds board, where he is on the Nominating and Governance Committee, the International Portfolio Review Committee and is Chairman of the Compliance Committee. He is also a director of Assured Guaranty Ltd., where he serves on the Nominating and Governance Committee and chairs the Compensation Committee. Mr. Kenny is also a director of Overland Solutions Inc., a privately held company. Mr. Kenny served as Executive Vice President of Frontier Insurance Group, Inc. from 1998 until 2001. Mr. Kenny also served as Senior Vice President of SS&C Technologies. From 1988 to1994, Mr. Kenny served as Chief Financial Officer of Aetna Life & Casualty, where he was responsible for Corporate Finance and Communication, Internal Auditing, Information Technology, and Investor Relations. Mr. Kenny spent the first 23 years of his career at KPMG Peat Marwick, last serving as Senior Audit partner. Mr. Kenny holds the CPA designation and currently serves on our Audit, Compensation and Transaction Review Committees. Mr. Kenny is a resident of West Hartford, Connecticut.

Bradley P. Martin	49	Mr. Martin is a member of our board of directors. Mr. Martin has served as a Vice President of Fairfax Financial Holdings Limited since 1998 and as the Chief Operating Officer since November 2006. Mr. Martin is also on the board of directors of Northbridge Financial Corporation, and Crum & Forster Holdings Corp, both of which are affiliates of the Company. Mr. Martin served as a director of Hub International Limited from May 2002 to June 2007 and as Chairman of Ridley Inc., since November 2008. Previously, Mr. Martin was a partner at the law firm of Torys LLP in Toronto, Canada. Mr. Martin is a resident of Toronto, Ontario, Canada.

Robert J. Solomon	69	Mr. Solomon is standing for election to become a member of our board of directors. Mr. Solomon is a Vice Chairman of Marsh Inc. He joined Marsh as Managing Director of Marsh & McLennan Italia in 1974, later becoming Marsh’s Area Head for the Far East, Africa, the Middle East and Latin America. In 1986, he became head of Marsh’s International Risk Management Division. In 1988, he was appointed to head Marsh’s International Specialty Operations, including all operations in Latin America and the Caribbean, Middle East/Africa, Japan and Korea. In 2001, his responsibilities expanded to include the rest of Asia and the Pacific, including India, Australia, New Zealand, Fiji, and Papua New Guinea. A graduate of Juniata College, Mr. Solomon also attended the American Institute for Foreign Trade (Thunderbird School) and the Advanced Management Program at Harvard Business School. Mr. Solomon is a resident of New York, New York.

Brandon W. Sweitzer	66	Mr. Sweitzer is a member of our board of directors. Mr. Sweitzer is a member and a Senior Fellow of the Chamber of Commerce of the United States. Mr. Sweitzer currently serves on the boards of the OdysseyRe Foundation, Fairfax Financial Holdings Limited, Falcon Insurance Company (Hong Kong) Limited, First Capital Insurance Limited and St. John’s University School of Risk Management. Mr. Sweitzer became Chief Financial Officer of Marsh Inc. in 1981, and was its President from 1999 through 2000. Mr. Sweitzer also served as President and Chief Executive Officer of Guy Carpenter & Company from 1996 to 1999. Mr. Sweitzer currently serves on our Audit and Compensation Committees. Mr. Sweitzer is a resident of New Canaan, Connecticut.

Information Concerning Executive Officers

Information concerning Mr. Barnard, our President and Chief Executive Officer and one of our directors, is contained in the section captioned “Information Concerning Nominees” in this Proxy Statement. Mr. Donovan joined us in August 2006 and has since served as OdysseyRe’s Executive Vice President and Chief Financial Officer. Each of the other officers listed below, along with Mr. Barnard, has served OdysseyRe (or the “Company”) in his current position since our incorporation in March 2001.

Name	Age	Principal Occupation and Business Experience

Michael G. Wacek	53	Executive Vice President: Mr. Wacek has served as President of Odyssey America Reinsurance Corporation (“Odyssey America”) since September 2001. Before that time, he was President and Chief Executive Officer of Odyssey America since February 1998 and of Clearwater Insurance Company, formerly known as Odyssey Reinsurance Corporation (“Clearwater”) since April 1999. He currently serves as a director of Odyssey America, Clearwater, Hudson Insurance Company, Hudson Specialty Insurance Company and Clearwater Select Insurance Company. Mr. Wacek is a director of the Casualty Actuarial Society, and a Fellow of the Casualty Actuarial Society (FCAS). Mr. Wacek began his career in the insurance and reinsurance industry in 1978. Before joining us, Mr. Wacek was employed by St. Paul Reinsurance Company Ltd., most recently as the Managing Director, from 1989 to 1998. Prior to that, he served with E.W. Blanch Company from 1984 to 1988, most recently as Senior Vice President, and at St. Paul Fire & Marine Insurance from 1978 to1984, most recently as Assistant Actuary. Mr. Wacek is a resident of Greenwich, Connecticut.

R. Scott Donovan	52	Executive Vice President and Chief Financial Officer: Since August 15, 2006, Mr. Donovan has served as Executive Vice President and Chief Financial Officer of OdysseyRe. Mr. Donovan serves as a director of Odyssey America Reinsurance Corporation, Clearwater Insurance Company, Hudson Insurance Company, Clearwater Select Insurance Company, Hudson Specialty Insurance Company and Newline Insurance Company Limited. Previously, Mr. Donovan was President and Chief Operating Officer of TIG Insurance Group after serving as Chief Financial Officer for three years. Before joining TIG, Mr. Donovan was Senior Vice President and Chief Financial Officer for Coregis Insurance Group, a wholly owned subsidiary of GE Capital, from 1996 to 1999. Mr. Donovan had previously been Vice President and Treasurer of Crum & Forster Insurance Company where he began his career in 1979. Mr. Donovan is a resident of Southlake, Texas.

Donald L. Smith	62	Senior Vice President, General Counsel and Corporate Secretary: Mr. Smith has served as Senior Vice President, General Counsel and Corporate Secretary, and director of Odyssey America Reinsurance Corporation since September 1999. He has served as Senior Vice President, General Counsel and Corporate Secretary, and director of Clearwater Insurance Company, formerly known as Odyssey Reinsurance Corporation, since September 1999, and of Clearwater Select Insurance Company since November 2004. He has served as a director of Hudson Insurance Company since April 1997 and Hudson Specialty Insurance Company since October 2003. Before joining us in 1995, Mr. Smith was an attorney in private practice in New York City. A graduate of the University of Chicago Law School, Mr. Smith is a member of the New York State Bar Association. Mr. Smith is a resident of New Canaan, Connecticut.

Board of Directors’ Committees and Meetings

Our board of directors met four times and acted by unanimous written consent seven times during fiscal year 2008. During fiscal year 2008, none of our current directors attended fewer than 75 percent of the aggregate of the total number of meetings held by our board of directors and the total number of meetings held by all committees of the board of directors on which each such director served. Our board of directors has an audit committee, a compensation committee and a transaction review committee. Our board of directors does not have a nominating committee. Our non-management directors designate a director from among their number to preside at all executive sessions of the non-management directors. All of our directors attended our annual meeting of stockholders held on April 23, 2008.

Controlled Company Status

Fairfax Financial Holdings Limited (“Fairfax”) beneficially owns approximately 70.38% of our common stock. We are a “controlled company” within the rules of the New York Stock Exchange (the “NYSE”). In accordance with a provision in the NYSE rules for controlled companies, we have elected not to have specific nominating and corporate governance committees. Five of our nine current directors are independent, as independence is defined in the listing standards of the NYSE.

Our board of directors performs similar functions to nominating and corporate governance committees. Our entire board of directors participates in the consideration of director candidates. Our board of directors, in consultation with our majority stockholder, Fairfax, identifies and evaluates director candidates. Factors that our board of directors considers in evaluating director candidates include whether the candidate will act in the best interests of OdysseyRe and its stockholders as a whole, expertise and experience in the insurance and reinsurance industry, and financial and accounting experience. Our board of directors has determined that Messrs. Bennett, Griffiths, Kenny, Sweitzer and Wolff are independent, as independence is defined in the listing standards of the NYSE. Our board of directors does not have a policy with regard to the consideration of director candidates recommended by stockholders, but would consider candidates recommended by stockholders. Our board of directors does not have such a policy because we are a controlled company, and we do not reasonably expect to receive a significant number of director candidates recommended by stockholders. In the case of director candidates recommended by stockholders, our board of directors would evaluate such candidates using the factors described above.

Our board of directors does not have a process for interested parties to send communications to the entire board of directors; however, interested parties may communicate with our non-management directors by calling our hotline and selecting the first option. Corporate Governance hotline: (800) 318-4670 (United States), or (678) 999-4580 (International).

Audit Committee

Our board of directors has established an audit committee comprised of directors who are independent of our management and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as audit committee members. Our audit committee met seven times during fiscal year 2008, and acted by unanimous written consent one time. The audit committee’s primary responsibilities include: engaging independent accountants; appointing the chief internal auditor; approving independent audit fees; reviewing quarterly and annual financial statements, audit results and reports, including management comments and recommendations thereto; reviewing our system of controls and related policies, including those covering conflicts of interest and business ethics; evaluating reports of actual or threatened litigation; considering significant changes in accounting practices; and examining improprieties or suspected improprieties, with the authority to retain outside counsel or experts. Our audit committee is currently comprised of Mr. Sweitzer (Chairman), Mr. Griffiths, and Mr. Kenny. The members of the audit committee are independent, as independence is defined in the listing standards of the NYSE. Mr. Griffiths serves on the audit committee of more than three public companies. Our board of directors has determined that such simultaneous service would not impair his ability to effectively serve on our audit committee. The board of directors has adopted a written charter setting out the audit related functions the audit committee is to perform. A copy of the audit committee’s charter is available on our website, www.odysseyre.com.

Audit Committee Financial Expert

Our board of directors has determined that Mr. Sweitzer, who serves as Chairman of our audit committee, is an audit committee financial expert within the meaning of Item 407 of Regulation S-K under the Securities Act of 1933. Mr. Sweitzer is independent, as independence is defined in the listing standards of the NYSE.

Compensation Committee

Our board of directors has established a compensation committee comprised of directors who are independent of our management and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as committee members. Our compensation committee met one time and acted by unanimous written consent one time during fiscal year 2008. The compensation committee’s primary responsibilities include administering, reviewing and making recommendations to our board of directors regarding our 2002 stock incentive plan, restricted share plan, stock option plan and long-term incentive plan, and compensation to our executive officers, ensuring that they meet corporate, financial and strategic objectives. The compensation committee also establishes and reviews general policies relating to compensation of and benefits for our employees. Our compensation committee is currently comprised of Mr. Griffiths (Chairman), Mr. Kenny, Mr. Sweitzer and Mr. Wolff. A copy of the compensation committee’s charter is available on our website, www.odysseyre.com.

Transaction Review Committee

Our board of directors has established a Transaction Review Committee (“TRC”) comprised of directors who are independent of our management and our majority stockholder and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as committee members. The TRC was formed in September 2006 to assist and advise the board in reviewing material transactions between us and our officers, directors, stockholders and affiliates. Directors not otherwise affiliated with Fairfax, our majority shareholder, are eligible to serve on the TRC. Our TRC met once during fiscal year 2008. Currently, Mr. Bennett, Mr. Kenny and Mr. Wolff are members of the TRC. A copy of the TRC’s charter is available on our website, www.odysseyre.com.

Our board of directors may, from time to time, establish certain other committees to facilitate the management of OdysseyRe.

Code of Ethics for Senior Financial Officers

We have adopted a code of ethics that applies to our Chief Executive Officer and our Chief Financial Officer and senior financial officers of all of our subsidiaries. Our Code of Ethics for Senior Financial Officers, our Code of Business Conduct and Ethics for Directors, Officers and Employees, our Corporate Governance Guidelines, the Charter of our Audit Committee, the Charter of our Compensation Committee, and the Charter of our Transaction Review Committee have been posted on our website, www.odysseyre.com, and each is available in print to any stockholder who makes a request of our Corporate Secretary at 300 First Stamford Place, Stamford, CT 06902.

Executive Compensation

Compensation Discussion and Analysis

Overview

The responsibilities of the Company’s Compensation Committee (the “Committee”), discussed in detail in the Committee’s charter, include overseeing the total compensation package for the Company’s named executive officers; administering the Company’s equity compensation plans; approving all executive officer employment and severance contracts; and evaluating the performance of the Company’s Chief Executive Officer, and determining and approving the Chief Executive Officer’s compensation level in light of that evaluation.

Objectives of Compensation Program

OdysseyRe’s compensation practices are intended to attract and retain highly competent executives in a competitive marketplace. The program is intended to provide our named executive officers with compensation that is industry competitive, internally equitable and commensurate with their skills, knowledge, experience and responsibilities.

The primary objective of the program, however, is to firmly align total executive compensation with the attainment of OdysseyRe’s annual performance goals, particularly the Company’s underwriting combined ratio target. The combined ratio target, which is set at the beginning of each year, is the Company’s paramount business objective, and is the key driver of executive compensation for the Company. Other important financial performance measures that affect executive compensation include return on common shareholders’ equity.

The Company does not maintain any pre-established allocation or targeted mix of annual equity and non-equity awards. The Committee expects that the mix of these elements will generally be 50/50, however, the actual mix of short and long term incentive awards varies based on achievement of performance metrics and the Committee’s discretion to adjust amounts awarded.

There are three major components of our compensation program: annual base salary; annual cash bonus; and restricted stock awards.

Base Salary

As noted above, the Committee annually evaluates the performance of the Company’s Chief Executive Officer, and determines and approves the Chief Executive Officer’s compensation level in light of that evaluation and other factors considered.

Base salaries of executives other than the Chief Executive Officer are approved by the Committee after consultation with, and upon the recommendation of, the Chief Executive Officer. The Chief Executive Officer’s recommendations regarding executive officer base salary and base salary adjustments are based upon his personal knowledge and assessment of each officer’s performance during the relevant year or portion thereof, including accomplishments, areas of strength and long-term potential. As it is intended that year-to-year variations in the compensation of executive officers will be driven largely by the Company’s success in achieving its business objectives, executive officers earning an annual base salary of $300,000 or more generally do not receive annual salary increases; these executives may receive salary adjustments at 24 or 36 month intervals. Even so, after evaluating each executive officer’s performance over the year in light of (i) the Company’s success in achieving its annual underwriting combined ratio goal; (ii) the Company’s overall financial performance; and (iii) other relevant factors (including but not limited to market conditions, increased responsibilities and development and/or execution of strategic initiatives, etc.), the Chief Executive Officer may deem it appropriate to recommend executive officer base salary adjustments to the Committee.

The Committee considers a number of factors when evaluating the Chief Executive Officer’s recommendations regarding executive officer base salary and base salary adjustments. The Company participates annually in the Watson Wyatt Property & Casualty Reinsurance Industry Compensation Survey, which provides detailed information regarding the compensation practices of industry peers and competitors. In addition, the Company compiles compensation data contained in the most recent publicly available Supplemental Compensation Exhibits filed with state insurance departments, as well as compensation information that is disclosed in the proxy statements and Form 4 filings of peer companies. The peer group utilized for this purpose is determined by assessing a number of factors, including geographic location, market capitalization, position within relevant markets and competitiveness with the Company in recruiting executive talent, and is presently comprised of Everest Re Group Ltd., Transatlantic Holdings, Inc., Partner Re Ltd. and Axis Reinsurance Company. Data from these sources is evaluated and summarized in tabular form by the Company’s Human Resources Department, and is provided to the Committee to assist it in evaluating the Chief Executive Officer’s recommendations regarding base salary and base salary adjustments for our executive officers. This peer group data is used by the Committee in establishing the appropriate amount and mix of compensation by guiding the Committee towards a targeted total compensation and actual total compensation that is competitive with the Company’s industry peers. In addition to this information, the Committee may consider such other factors that it deems relevant (including, but not limited to general business trends, the competitiveness of the markets in which we operate, unusual circumstances, etc.) in evaluating the Chief Executive Officer’s recommendations. The Committee engages in a similar process in evaluating the performance of the Chief Executive Officer, and determining and approving each of the named executive officer’s total compensation level and mix of compensation, including annual cash bonus and equity compensation, in light of that evaluation. See “— Annual Cash Bonus Incentives” and “— Equity Compensation.”

We presently do not engage any compensation consultants, nor have we engaged any in the past.

Base Salaries of OdysseyRe’s Executive Officers

Our Chief Executive Officer, Mr. Barnard, our Chief Financial Officer, Mr. Donovan, and our Executive Vice President, Mr. Wacek, are each party to an employment agreement with the Company that provides for a fixed base salary of $1,000,000, $500,000, and $600,000 respectively. (See “— Employment Agreements.”) In 2008, prior to his resignation from service with the Company and commencement of his position as a Senior Vice President of one of our subsidiaries, our former Senior Vice President and Controller, Mr. Narciso, earned a base salary of $300,000. Mr. Smith, our Senior Vice President, General Counsel and Corporate Secretary, received an increase in base salary from $319,043 to $327,817 in October 2008. Mr. Smith’s increase, which was intended to more closely align his salary with that of similarly situated executives of our industry peers, was approved by the Committee upon the recommendation of the Chief Executive Officer in conjunction with the Company’s annual review of executive compensation.

Annual Cash Bonus Incentives

The second element of our compensation program is an annual cash bonus, awarded under the Company’s Amended and Restated Long-Term Incentive Plan (the “Incentive Plan”), which was initially approved by our stockholders in 2001 and amended by stockholder vote in 2006. All executive officers participate in the Incentive Plan, which provides significant cash bonus opportunities that are based on corporate and individual performance, and plays a key role in enabling the Company to attract, retain and motivate the highest caliber employees.

The Incentive Plan permits the Committee broad discretion in approving annual cash awards to our executive officers. Within 90 days after the beginning of each year, the Committee approves the Company’s performance goals for that year. As noted above, a key financial performance measure is the underwriting combined ratio, which is a combination of the underwriting expense ratio and the claims/claims adjustment expense ratio. Better performance is reflected by a lower combined ratio, i.e., a combined ratio of 98.0% reflects better performance than a combined ratio of 99.0%. In addition to combined ratio, the Company also targets performance goals for return on common shareholders’ equity. In 2008, the Committee established the following financial performance measures as performance targets: 95.0% combined ratio; and 15% return on common shareholders’ equity.

At the end of the fiscal year, the Committee reviews the Company’s performance for that year generally, and its success in achieving the combined ratio and return on equity targets in particular. The Committee then evaluates the performance of our Chief Executive Officer and determines the annual Incentive Plan cash award for the Chief Executive Officer. The Committee then considers the Chief Executive Officer’s recommendations in determining (i) the cash awards for the Company’s other named executive officers, and (ii) the aggregate amount of the cash awards for all other employees of the Company, based on a percentage of our annual payroll expense. Our Chief Executive Officer’s recommendations are guided by his evaluation of the Company’s actual financial performance compared with our targeted combined ratio, and other targeted financial performance measures, such as return on common shareholders’ equity, and his assessment of the effectiveness of the individual and collective efforts of our executive officers in achieving the Company’s business objectives in light of prevailing market conditions.

Achieving the targeted financial performance measures for any given year requires underwriting discipline and adherence to our annual business plan. Ultimately, however, OdysseyRe’s performance as a property casualty reinsurance and insurance underwriter is subject to the impact of catastrophic forces beyond our control, namely, natural disasters. Incentive Plan awards in any given year are intended to reflect that reality, as the Company’s overall financial performance is intended to be the key driver in determining the amount of any individual executive officer’s bonus compensation. For example, our Chief Executive Officer received no Incentive Plan cash bonus award for 2005, a year that was marked by unprecedented catastrophic storm activity. On the other hand, if the Company successfully meets or exceeds its financial objectives, the Committee may elect to provide cash bonus awards to our executive officers, including our Chief Executive Officer, that reflect that performance and equal or exceed the targeted base salary percentages. Based upon the Company’s success in achieving its corporate objectives, Incentive Plan awards to our named executive officers over the past five years generally have ranged from 0% to 125% of base salary, with target amounts dependent upon officer level (100% of base salary for Mr. Barnard, Mr. Donovan and Mr. Wacek, and 50% of base salary for Mr. Narciso, our former Senior Vice President and Controller, and Mr. Smith).

Incentive Bonus Awards to OdysseyRe’s Executive Officers for 2008

The Committee met on February 13, 2009 to determine annual Incentive Plan cash awards for 2008. In evaluating the Company’s financial performance during 2008, the Committee noted the following:

•	Combined ratio of 101.2% for the year; and

•	Return on common shareholders’ equity of 20.5% for the year.

Although the Company’s combined ratio for 2008 was 6.2% above the targeted 95.0%, the Committee noted that 3.8% of that amount was attributable to reserve strengthening relating to pre-1996 exposures that occurred before OdysseyRe became a public company. The Committee also noted that the Company’s 20.5% return on common shareholders’ equity exceeded the targeted 15% by 5.5%, and was achieved during a year marked by extraordinary turmoil in the national and international economic markets.

The Committee also considered a number of other financial benchmarks during its evaluation of the Company’s overall financial performance for 2008. In particular, the Committee noted (i) that the Company’s after-tax net income for the year, $543.1 million, was the second highest in the Company’s history, and (ii) that the Company enjoyed a 23.4% growth in mark to market book value per common share over the course of the year. The Committee evaluated Mr. Barnard’s contribution to the Company’s 2008 financial results, favorably noting Mr. Barnard’s strong and focused leadership of our management team during a year marked by instability in both the financial and underwriting markets, and his skillful direction of our underwriting efforts in a challenging marketplace. After due consideration, the Committee approved an incentive cash award of $1,000,000 for Mr. Barnard, which is 20% less than Mr. Barnard received for his efforts in 2007.

After consideration of the Chief Executive Officer’s recommendations, the Committee approved an Incentive Plan cash award of $300,000 for Mr. Donovan, which is 14.2% less than the Incentive Plan award Mr. Donovan received for his efforts in 2007; an Incentive Plan cash award of $320,000 for Mr. Wacek, which is 20% less than the Incentive Plan award Mr. Wacek received for his efforts in 2007; and an Incentive Plan cash award of $200,000 for Mr. Smith, which is 20% less than the Incentive Plan award Mr. Smith received for his efforts in 2007. The Committee also approved an Incentive Plan cash award for Mr. Narciso, our former Senior Vice President and Controller. In light of the fact that Mr. Narciso was not granted a restricted stock award for 2008, the Committee approved an incentive award of $250,000, which is 10% more than the Incentive Plan award Mr. Narciso received for his efforts in 2007.

Equity Compensation

The third element of OdysseyRe’s compensation program is equity compensation. Equity compensation is intended to more closely align annual incentive compensation, as well as total compensation, with the financial interests of our stockholders. In 2002 and 2003, the Company granted non-qualified stock options under the Company’s 2002 Stock Incentive Plan to our named executive officers at that time. The Company has since decided that restricted stock grants are a more predictable and flexible equity incentive than stock option awards, and are more meaningful to our employees, as they are less volatile than option grants. As a result, the Company has no present intention to use stock option awards to compensate or motivate its executive officers.

In 2004, the Company began providing its executive officers restricted stock awards, pursuant to the terms of the OdysseyRe Holdings Corp. Restricted Share Plan, (the “Restricted Share Plan”), in conjunction with the annual cash bonus awards issued under our Incentive Plan. Generally, one third of each restricted stock grant vests annually, beginning on the first anniversary of the grant, subject to continued employment with the Company through the vesting date. Such grants align the financial interests of the executives with those of our stockholders, by providing the executive an opportunity to realize additional value, at vesting, based on appreciation in our stock price from the date of grant.

Restricted Stock Awards to Named Executive Officers for 2008

The Restricted Share Plan permits the Committee broad discretion in approving annual equity awards to our executive officers. We cannot predict the amounts of future awards due to the underlying uncertainty of our business.

Based on the financial performance of the Company in 2008, the Committee, at its February 13, 2009 meeting, authorized the dollar amount of awards of restricted stock to be granted to our named executive officers on March 9, 2009, a day that was not in a Company trading “blackout period,” with the actual number of shares of restricted stock comprising each grant to be determined by dividing the designated dollar amount of each award by the closing price of our common stock on the grant date, March 9, 2009. The details of the awards, based on the March 9, 2009 closing price of $38.08, are as follows:

•	Mr. Barnard was granted 29,544 shares of restricted stock, with a value of $1,125,036 on March 9, 2009. The value of this equity incentive award is 10% less than the restricted stock award Mr. Barnard received for 2007. Mr. Barnard’s awards are materially greater than those of our other named executive officers, as he is responsible for underwriting and operational management of our global enterprise.

•	Mr. Donovan was granted 8,273 shares of restricted stock, with a value of $315,036 on March 9, 2009. The value of this equity incentive is 10% less than the restricted stock award Mr. Donovan received for 2007.

•	Mr. Wacek was granted 9,454 shares of restricted stock, with a value of $360,008 on March 9, 2009. The value of this equity incentive is 10% less than the restricted stock award Mr. Wacek received for 2007.

•	Mr. Smith was granted 5,909 shares of restricted stock, with a value of $225,015 on March 9, 2009. The value of this equity incentive is 10% less than the restricted stock award Mr. Smith received for 2007.

Mr. Narciso, our former Senior Vice President and Controller, did not receive an equity incentive award for 2008.

The Committee has broad discretion in providing non-equity and equity incentive awards. While awards are predominately determined by our financial results, when granting such awards, the Committee may consider other factors it considers to be relevant, including non-financial performance measures. We cannot predict the amounts of future awards due to the underlying uncertainty of our business.

Restricted Stock Awards to Named Executive Officers in 2008

As indicated in the 2008 Grants of Plan-Based Awards Table, Mr. Barnard and our other named executive officers received restricted stock awards in 2008 that were based on the financial performance of the Company in 2007, a year in which the Company achieved outstanding financial results. The dollar amounts of these restricted stock awards were authorized by the Committee, after due consideration, at its February 15, 2008 meeting, at which time a grant date of March 10, 2008 was established. The awards vest equally in three annual installments, commencing on the first anniversary of the grant date. The actual number of shares of restricted stock comprising each grant was determined by dividing the designated dollar amount of each award by the closing price of our common stock on March 10, 2008 ($36.02). The details of the awards are as follows:

•	Mr. Barnard was granted 34,703 shares of restricted stock, with a value of $1,250,002, on March 10, 2008. The value of this equity incentive represented 125% of Mr. Barnard’s annual base salary at January 1, 2007.

•	Mr. Donovan was granted 9,717 shares of restricted stock, with a value of $350,006, on March 10, 2008. The value of this equity incentive represented 70% of Mr. Donovan’s annual base salary at January 1, 2007.

•	Mr. Wacek was granted 11,105 shares of restricted stock, with a value of $400,002, on March 10, 2008. The value of this equity incentive represented 80% of Mr. Wacek’s annual base salary at January 1, 2007.

•	Mr. Narciso was granted 6,247 shares of restricted stock, with a value of $225,017, on March 10, 2008. The value of this equity incentive represented 75% of Mr. Narciso’s annual base salary at January 1, 2007.

•	Mr. Smith was granted 6,941 shares of restricted stock, with a value of $250,015, on March 10, 2008. The value of this equity incentive represented 81% of Mr. Smith’s annual base salary at January 1, 2007.

Employment Agreements

Consistent with our goal of attracting and retaining highly competent executives in a competitive marketplace, we have entered into employment agreements with Mr. Barnard, Mr. Donovan and Mr. Wacek, in 2005, 2006, and 2008, respectively, each of which was duly approved and authorized by the Committee prior to execution. The agreements provide these named executive officers with an appropriate base salary and other incentives that relate to the achievement of our financial targets. These employment agreements are described in detail under “— Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.”

Stock Ownership Guidelines

The Company does not have a formal policy regarding minimum stock ownership requirements for our named executive officers. We encourage ownership through annual restricted stock grants and participation in the Odyssey Re Holdings Corp. Employee Share Purchase Plan (“ESPP”). The ESPP allows employees, including our named executive officers, to purchase stock, on an after tax basis, through bi-weekly payroll deductions. Participants may contribute up to ten percent of their base salary to the ESPP, and the Company provides matching contributions in an amount equal to 30% of participant contributions. If we achieve a return on equity of 15% or greater in any year, the Company provides an additional contribution in an amount equal to 20% of participant contributions during that year.

Retirement Plans

We provide retirement benefits to all employees, regardless of position, responsibilities or title. Our named executive officers do not participate in any special or separate executive retirement plans that are not made available to other employees. The Company maintains a tax-qualified defined benefit pension plan, and a 401(k) plan. We also provide a non-qualified supplemental retirement plan and a non-qualified 401(k) excess plan.

We consider our retirement plans to be an important factor in our ability to hire, retain and motivate our employees. In particular, the defined benefit pension plan is a traditional employee non-contributory plan, and provides an added measure of financial security for our long-term employees without any risk of investment loss. This serves to promote loyalty to the Company and is a tangible reward for that loyalty.

Information regarding our retirement plans is described under “— Pension Benefits.”

Perquisites

The Company has no formal perquisites program. Personal benefits are provided to our named executive officers from time to time under employment agreements when we determine such personal benefits are a useful part of a compensation package. Specifically, Mr. Barnard is provided with a company automobile, country club membership and a $1,000,000 life insurance supplement. Mr. Donovan is provided with a living allowance of $3,000 per each bi-weekly payroll period, which is grossed up for all tax withholdings to provide the net payment. No perquisites are provided to our other named executive officers.

Tax Deductibility of Compensation

Awards of annual bonuses to our named executive officers under the Incentive Plan are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Section 162(m) generally precludes a public corporation from taking a deduction for compensation in excess of $1,000,000 for its chief executive officer or any of its three other highest paid executive officers, (other than the Chief Financial Officer) unless, in addition to other requirements, the compensation qualifies as performance based compensation. It is the policy of the Committee to consider Section 162(m) implications in making compensation recommendations and in designing compensation programs for our named executive officers. However, the Committee reserves the right to pay non-deductible compensation if it determines that to be in our best interests and in the best interests of our stockholders.

Report of the Compensation Committee of the Board on Executive Compensation

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s Proxy Statement.

Anthony F. Griffiths
Patrick W. Kenny
Brandon W. Sweitzer
Paul M. Wolff

Executive Compensation Summary Table

The following table presents information concerning total compensation paid to our Chief Executive Officer, our Chief Financial Officer, two of our other most highly compensated executive officers who served in such capacities on December 31, 2008 and our former Senior Vice President and Controller (collectively, our “named executive officers”).

Summary Compensation Table

						Change in
						Pension Value
						and Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Awards (1)	Awards (2)	Compensation	Earnings (3)	Compensation (4)		Total
Name and principal position	Year	($)	($)	($)	($)	($)	($)		($)

Andrew A. Barnard	2008	$1,000,000	$2,292,135	—	$1,000,000	—	$167,898	(5)	$4,460,033
President & Chief	2007	$1,000,000	$1,743,060	$57,353	$1,250,000	$191,001	$207,308		$4,448,724
Executive Officer	2006	$1,000,000	$1,874,396	$106,406	$1,250,000	$189,489	$1,162,014		$5,582,305
Richard S. Donovan	2008	$500,000	$334,143	—	$300,000	$32,195	$183,728	(6)	$1,350,066
Executive Vice President	2007	$500,000	$237,216	—	$350,000	$74,526	$185,641		$1,347,383
and Chief Financial Officer	2006	$190,385	$75,859	—	$350,000	—	$67,799		$684,043
Michael G. Wacek	2008	$574,615	$511,903	—	$320,000	—	$69,495	(7)	$1,476,013
Executive Vice President	2007	$500,000	$325,752	$7,751	$400,000	$81,445	$62,934		$1,377,882
	2006	$500,000	$328,241	$22,403	$400,000	$72,354	$46,481		$1,369,479
Anthony J. Narciso, Jr(8)	2008	$300,000	$195,229	—	$250,000	—	$29,462	(9)	$774,691
Former Senior Vice	2007	$300,000	$137,134	$3,875	$225,000	$185,736	$25,863		$877,609
President and Controller	2006	$281,626	$78,988	$10,884	$200,000	$147,344	$23,157		$741,999
Donald L. Smith	2008	$321,068	$228,497	—	$200,000	—	$34,009	(10)	$783,574
Senior Vice President,	2007	$312,252	$166,894	$5,167	$250,000	$119,755	$28,636		$882,704
General Counsel and Corporate Secretary	2006	$293,053	$101,045	$13,824	$200,000	$97,056	$21,437		$726,415

(1)	Amounts represent the value of restricted stock awards recognized for financial statement reporting purposes for the applicable fiscal year, as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. Some of the amounts were calculated based on the closing price of our common stock on the grant dates, March 10, 2006 ($23.15), June 15, 2006 ($24.66), March 9, 2007 ($37.86), and March 10, 2008 ($36.02). The awards vest equally on the first, second and third anniversaries of the date of grant, assuming continued employment. Other amounts were calculated based on the simple average of the closing prices for the preceding twenty days of the grant dates August 24, 2006 ($27.31) and September 15, 2008 ($38.14). These awards vest equally on the first, second, third, fourth and fifth anniversaries of August 15, 2006 and April 1, 2008, respectively, assuming continued employment.

(2)	Amounts represent the fair value of stock options with respect to our common stock recognized for financial statement reporting purposes for the applicable fiscal year, as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. To determine the expense related to the granting of stock options, the Company uses the Black-Scholes Option-Pricing Model (“Black-Scholes”). The Black-Scholes expense per share is expensed for each stock option granted over the vesting terms of the grant. Black-Scholes assumptions include volatility, dividend yield, risk free rate, and expected term. For the April 1, 2002 grant: expected volatility of 30.0%; risk-free interest rates ranging from 2.7% to 5.1%; annual dividend yield of 0.6%; and the expected term of five years for each grant. For the May 20, 2003 grant: expected volatility of 31.0%; risk-free interest rates ranging from 2.4% to 5.1%; annual dividend yield of 0.6%; and the expected term of five years for each grant.

(3)	This amount represents the annual aggregate change for Mr. Donovan during the applicable fiscal year in the actuarial present value of his accumulated pension benefits under the Company’s defined benefit pension plans. Each of Messrs. Barnard, Wacek, Narciso and Smith experienced a decrease in the annual aggregate present value of accumulated pension benefits under the Company’s defined benefit pension plans for the applicable fiscal year equal to $203,448, $8,519, $143,000 and $7,862, respectively. See — “Pension Benefits” and the table “— 2008 Pension Benefits” for additional information regarding these benefits. The named executive officers did not receive any above-market or preferential earnings on compensation deferred on a basis that is not tax qualified.

(4)	Dividends are paid on shares of restricted stock when dividends are paid on all other shares of our common stock. In 2008 the declared annual dividend was $0.25 per share, paid on March 28, 2008 and June 27, 2008, and $0.30 per share paid on September 26, 2008 and December 30, 2008.

(5)	Mr. Barnard received the following: Odyssey America Reinsurance Corporation Profit Sharing Plan (“401(k) Plan”) Company matching contributions of $9,200; Odyssey America Reinsurance Corporation 401(k) Excess Plan (“Excess Plan”) Company matching contributions of $30,800; ESPP Company matching contributions of $5,000; premiums paid on life and death and dismemberment insurance of $5,102; and OdysseyRe restricted stock dividends of $69,672. Mr. Barnard also received an automobile allowance of $21,120, club membership fees of $4,097, and $22,907 in payment of related taxes, each pursuant to his employment agreement.

(6)	Mr. Donovan received the following: 401(k) Plan Company matching contributions of $9,200; Excess Plan Company matching contributions of $10,800; ESPP Company matching contributions of $15,769; premiums paid on life and death and dismemberment insurance of $1,956 and OdysseyRe restricted stock dividends of $10,356. Mr. Donovan also received a housing allowance of $78,000, and $57,647 in payment of related taxes, pursuant to his employment agreement.

(7)	Mr. Wacek received the following: 401(k) Plan Company matching contributions of $9,200; Excess Plan Company matching contributions of $10,800; ESPP Company matching contributions of $27,238; premiums paid on life and death and dismemberment insurance of $2,934; and OdysseyRe restricted stock dividends of $19,323.

(8)	Mr. Narciso resigned from his position as Senior Vice President and Controller, effective November 15, 2008. He presently serves as a Senior Vice President of Odyssey America Reinsurance Corporation, a subsidiary of the Company.

(9)	Mr. Narciso received the following: 401(k) Plan Company matching contributions of $9,200; Excess Plan Company matching contributions of $2,800; ESPP Company matching contribution of $9,900; premiums paid on life and death and dismemberment insurance of $1,760; OdysseyRe restricted stock dividends of $5,802.

(10)	Mr. Smith received the following: 401(k) Plan Company matching contributions of $9,200; Excess Plan Company matching contributions of $3,562; ESPP Company matching contributions of $13,379; premiums paid on life and death and dismemberment insurance of $1,885; and OdysseyRe restricted stock dividends of $5,983.

Grants of Plan-Based Awards in 2008

The following table presents information with respect to each award in 2008 to each named executive officer of plan-based compensation.

2008 Grants of Plan-Based Awards

							All Other
							Options
						All Other	Awards:
			Estimated Future Payouts Under			Stock	# of	Grant Date
			Non-Equity Incentive Plan Awards(1)			Awards:	Securities	Fair Value
		Approval	Threshold	Target	Maximum	# of Shares	Underlying	of Stock
Name	Grant Date	Date(2)	($)	($)	($)	of Stock	Options	Award

Andrew A. Barnard(3)			—	$1,000,000	—
	3/10/2008	2/15/2008				34,703	—	$1,250,002
Richard S. Donovan(4)			—	$500,000	—
	3/10/2008	2/15/2008				9,717	—	$350,006
Michael G. Wacek(5)			—	$500,000	—
	3/10/2008	2/15/2008				11,105	—	$400,002
Anthony J. Narciso, Jr.(6)			—	$150,000	—
	3/10/2008	2/15/2008				6,247	—	$225,017
Donald L. Smith(7)			—	$159,522	—
	3/10/2008	2/15/2008				6,941	—	$250,015

(1)	The Company does not have set formulas for maximum or threshold payouts under its Incentive Plan.

(2)	In connection with the March 10, 2008 grants, the date of approval is the date on which the Compensation Committee reviewed and approved the dollar amounts of restricted stock grants to be made on a selected future date that was after the issuance of OdysseyRe’s earnings release for the 2007 fiscal year and was not during a trading “blackout period”. All awards reflect grants made under the Restricted Share Plan.

(3)	Mr. Barnard was granted 34,703 shares of restricted stock, with a value of $1,250,002, on March 10, 2008, of which 11,568 shares vested on March 10, 2009, 11,568 shares will vest on March 10, 2010 and 11,567 shares will vest on March 10, 2011, subject to his continued employment with the Company on each such date.

(4)	Mr. Donovan was granted 9,717 shares of restricted stock, with a value of $350,006, on March 10, 2008, of which 3,239 shares vested on March 10, 2009, 3,239 shares will vest on March 10, 2010 and 3,239 shares will vest on March 10, 2011, subject to his continued employment with the Company on each such date.

(5)	Mr. Wacek was granted 11,105 shares of restricted stock, with a value of $400,002, on March 10, 2008, of which 3,702 shares vested on March 10, 2009, 3,702 shares will vest on March 10, 2010 and 3,701 shares will vest on March 10, 2011, subject to his continued employment with the Company on each such date.

(6)	Mr. Narciso was granted 6,247 shares of restricted stock, with a value of $225,017, on March 10, 2008, of which 2,083 shares vested on March 10, 2009, 2,082 shares will vest on March 10, 2010 and 2,082 shares will vest on March 10, 2011, subject to his continued employment with the Company on each such date.

(7)	Mr. Smith was granted 6,941 shares of restricted stock, with a value of $250,015, on March 10, 2008, of which 2,314 shares vested on March 10, 2009, 2,314 shares will vest on March 10, 2010 and 2,313 shares will vest on March 10, 2011, subject to his continued employment with the Company on each such date.

Employment Agreements

The following is a description of the material terms of the compensation provided to our named executive officers during the term of their employment pursuant to employment agreements with us. See “— Potential Payments Upon Termination or Change in Control” for a description of the payments and benefits that would be provided to each named executive officer in connection with a termination of their employment or a change in control.

Mr. Barnard

On September 14, 2005, we entered into a new employment agreement with Mr. Barnard, effective as of June 30, 2005. The agreement provides that Mr. Barnard will serve as our President and Chief Executive Officer until June 30, 2011, or until such later time as is mutually agreed in writing. We agreed that we or our operating subsidiaries will compensate Mr. Barnard with an annual base salary of $1,000,000 and provide for his participation in the bonus pool, consisting of a designated portion of the underwriting profit in each underwriting year assuming certain pre-established performance criteria are satisfied. We further agreed: to waive, effective January 1, 2006, repayment by Mr. Barnard of the then unpaid principal balance of the $1,000,000 promissory note dated June 19, 2001 payable by Mr. Barnard to the Company; to provide an award of restricted shares with a value of $5,000,000 that will become vested on June 30, 2006 with respect to 20% of the restricted shares and on each anniversary thereafter with respect to an additional 20% of the restricted shares such that on June 30, 2010 all restrictions on the restricted shares will lapse; accelerate the payment of a $6,000,000 bonus that was previously contracted to be paid on August 31, 2006; to extend the vesting period of 62,432 restricted shares from September 1, 2006 to June 30, 2010; and to extend the vesting date of 6,500 Fairfax Financial Holdings Limited restricted shares from September 1, 2006 to June 30, 2010. All vesting of restricted shares is subject to continued service through the applicable vesting date.

Mr. Donovan

On August 24, 2006, we entered into an employment agreement with Mr. Donovan, effective as of August 15, 2006. The agreement provides that Mr. Donovan will serve as our Executive Vice President and Chief Financial Officer until August 15, 2009, or until such later time as is mutually agreed in writing. We have agreed that we or our operating subsidiaries will compensate Mr. Donovan with an annual base salary of $500,000 and provide for his participation in the bonus pool, consisting of a designated portion of the underwriting profit in each underwriting year assuming certain pre-established performance criteria are satisfied. We further agreed to provide an award of restricted shares with a value of $1,000,000 that will become vested on August 15, 2007 with respect to 20% of the restricted shares and on each anniversary thereafter with respect to an additional 20% of the restricted shares such that on August 15, 2011 all restrictions on the restricted shares will lapse. All vesting of restricted shares is subject to continued service through the applicable vesting date. Additionally we have agreed to provide a living allowance in the form of a $3,000 bi-weekly net payment during Mr. Donovan’s employment term, which will be grossed up for all tax withholdings to provide for the net payment.

Mr. Wacek

On September 15, 2008, we entered into a new employment agreement with Mr. Wacek, effective as of April 1, 2008. The agreement provides that Mr. Wacek will serve as our Executive Vice President until April 1, 2011 (the ’Term”), provided, however, that the Term shall automatically be extended for additional twelve month periods unless either party gives 60 day’s advance written notice to the other party prior to the expiration of the then effective term. We have agreed that we or our operating subsidiaries will compensate Mr. Wacek with an annual base salary of $600,000 and provide for his participation in the bonus pool, consisting of a designated portion of the underwriting profit in each underwriting year assuming certain pre-established performance criteria are satisfied. The agreement provides for an additional payment in the event that bonus compensation to Mr. Wacek violates special tax rules related to deferred compensation, to make Mr. Wacek whole for any penalty taxes incurred in relation thereto. We further agreed to provide an award of restricted shares with a value of $1,000,000 that will become vested on April 1, 2009 with respect to 20% of the restricted shares and on each anniversary thereafter with respect to an additional 20% of the restricted shares such that on April 1, 2013 all restrictions on the restricted shares will lapse. All vesting of restricted shares is subject to continued service through the applicable vesting date.

Mr. Narciso

Mr. Narciso is not a party to an employment agreement with us. Mr. Narciso resigned as Senior Vice President and Controller, effective November 15, 2008, and presently serves as a Senior Vice President of Odyssey America, a subsidiary of the company. He received a base salary of $300,000 per year in 2008.

Mr. Smith

Mr. Smith is not a party to an employment agreement with us. He currently earns a base salary of $327,817 per year and he is eligible to receive, under the provisions of our Incentive Plan, a target award of 50% of his base salary, based on corporate and individual performance. Mr. Smith is also eligible to receive an equity based award, in the form of restricted stock, in conjunction with his award provided under the Incentive Plan.

Outstanding Equity Awards at December 31, 2008

The following table sets forth information about each of the outstanding options to purchase our common stock and the outstanding aggregate restricted stock held by each named executive officer as of December 31, 2008.

Outstanding Equity Awards at 2008 Fiscal Year End

	Option Awards
	Number of	Number of
	Securities	Securities			Stock Awards
	Underlying	Underlying			Number of	Market Value of
	Unexercised	Unexercised	Option	Option	Shares of Stock	Shares of Stock
	Options	Options	Exercise	Expiration	That Have Not	That Have Not
Name	Exercisable (#)	Unexercisable (#)	Price	Date	Vested (#)	Vested ($)

Andrew A. Barnard(1)	—	—	—	—	234,977	$12,174,158
Richard S. Donovan(2)	—	—	—	—	34,330	$1,778,637
Michael G. Wacek(3)	—	—	—	—	89,336	$4,628,498
Anthony J. Narciso, Jr.(4)	—	—	—	—	20,178	$1,045,422
Donald L. Smith(5)	—	—	—	—	20,219	$1,047,546

(1)	Mr. Barnard held 234,977 shares of restricted stock granted under the Restricted Share Plan, with a value of $12,174,158, as of the end of the 2008 fiscal year, based on the closing price of our common stock on December 31, 2008 ($51.81), of which 11,006 shares vested on March 9, 2009, 18,767 shares vested on March 10, 2009, 40,427 shares will vest on June 30, 2009, 11,005 shares will vest on March 9, 2010, 11,568 shares will vest on March 10, 2010, 102,859 shares will vest on June 30, 2010, 11,567 shares will vest on March 10, 2011, and 27,778 shares will vest on June 14, 2011, subject to his continued employment with the Company on each such date.

(2)	Mr. Donovan held 34,330 shares of restricted stock granted under the Restricted Share Plan, with a value of $1,778,637, as of the end of the 2008 fiscal year, based on the closing price of our common stock on December 31, 2008 ($51.81), of which 1,321 shares vested on March 9, 2009, 3,239 shares vested on March 10, 2009, 7,324 shares will vest on August 15, 2009, 1,320 shares will vest on March 9, 2010, 3,239 shares will vest on March 10, 2010, 7,324 shares will vest on August 15, 2010, 3,239 shares will vest on March 10, 2011, and 7,324 shares will vest on August 15, 2011, subject to his continued employment with the Company on each such date.

(3)	Mr. Wacek held 89,336 shares of restricted stock granted under the Restricted Share Plan, with a value of $4,628,498, as of the end of the 2008 fiscal year, based on the closing price of our common stock on December 31, 2008 ($51.81), of which 3,522 shares vested on March 9,

2009, 5,142 shares vested on March 10, 2009, 32,416 shares will vest on March 26, 2009, 5,244 shares will vest on April 1, 2009, 3,522 shares will vest on March 9, 2010, 3,702 shares will vest on March 10, 2010, 5,244 shares will vest on April 1, 2010, 3,701 shares will vest on March 10, 2011, 5,244 shares will vest on April 1, 2011, 11,111 shares will vest on June 14, 2011, 5,244 shares will vest on April 1, 2012 and, 5,244 shares will vest on April 1, 2013 subject to his continued employment with the Company on each such date.

(4)	Mr. Narciso held 20,178 shares of restricted stock granted under the Restricted Share Plan, with a value of $1,045,422, as of the end of the 2008 fiscal year, based on the closing price of our common stock on December 31, 2008 ($51.81), of which 1,761 shares vested on March 9, 2009, 2,443 shares vested on March 10, 2009, 2,027 shares will vest on June 15, 2009, 2,466 shares will vest on October 1, 2009, 1,761 shares will vest on March 9, 2010, 2,082 shares will vest on March 10, 2010, 2,082 shares will vest on March 10, 2011, and 5,556 shares will vest on June 14, 2011, subject to his continued employment with the Company on each such date.

(5)	Mr. Smith held 20,219 shares of restricted stock granted under the Restricted Share Plan, with a value of $1,047,546, as of the end of the 2008 fiscal year, based on the closing price of our common stock on December 31, 2008 ($51.81), of which 1,761 shares vested on March 9, 2009, 2,674 shares vested on March 10, 2009, 3,379 shares will vest on June 15, 2009, 1,850 shares will vest on October 1, 2009, 1,761 shares will vest on March 9, 2010, 2,314 shares will vest on March 10, 2010, 2,313 shares will vest on March 10, 2011, and 4,167 shares will vest on June 14, 2011, subject to his continued employment with the Company on each such date.

Option Exercises and Stock Vesting in 2008

The following table sets forth information on exercises of stock options and the vesting of restricted stock during 2008 for each named executive officer.

2008 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)(1)

Andrew A. Barnard(2)	70,000	$1,612,247	69,446	$2,491,684
Richard S. Donovan(3)	—	—	8,645	$322,993
Michael G. Wacek(4)	27,000	$694,200	7,990	$287,341
Anthony J. Narciso, Jr.(5)	—	—	4,668	$170,344
Donald L. Smith(6)	—	—	6,149	$225,299

(1)	Calculated based on the average of the low and high stock price on the date of vesting.

(2)	Mr. Barnard vested in 69,446 restricted shares in 2008, of which 11,006 shares vested on March 9, 2008, at a share price of $35.90, 18,013 shares vested on March 10, 2008, at a share price of $36.01, and 40,427 shares vested on June 30, 2008, at a share price of $35.82. In November 2008, Mr. Barnard exercised all of his stock options. Mr. Barnard exercised 70,000 stock options at share prices between $41.00 and $43.40 per share.

(3)	Mr. Donovan vested in 8,645 restricted shares in 2008, of which 1,321 shares vested on March 9, 2008, at a share price of $35.90 and 7,324 restricted shares on August 15, 2008, at a share price of $37.63.

(4)	Mr. Wacek vested in 7,990 restricted shares in 2008, of which 3,522 shares vested on March 9, 2008, at a share price of $35.90, and 4,468 shares vested on March 10, 2008, at a share price of $36.01. Mr. Wacek exercised 15,000 options on December 3, 2008 at a share price of $44.00 and 12,000 options on December 5, 2008 at a share price of $45.00.

(5)	Mr. Narciso vested in 4,668 restricted shares in 2008, of which 1,761 shares vested on March 9, 2008, at a share price of $35.90, 879 shares vested on March 10, 2008, at a share price of $36.01, and 2,028 shares vested on June 15, 2008, at a share price of $37.21.

(6)	Mr. Smith vested in 6,149 restricted shares in 2008, of which 1,761 shares vested on March 9, 2008, at a share price of $35.90, 1,009 shares vested on March 10, 2008, at a share price of $36.01, and 3,379 shares vested on June 15, 2008, at a share price of $37.21.

Pension Benefits

The Company maintains the Odyssey America Reinsurance Corporation Employees Retirement Plan (“Retirement Plan”), which is a defined benefit pension plan intended to qualify under Section 401(a) and Section 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”). All benefits are funded solely through employer contributions. Employees of the Company are eligible to participate in the Retirement Plan when they have completed one year of service and attain age 21, and become 100% vested in their benefits under the Retirement Plan when they complete five years of service with the Company. The Retirement Plan provides a benefit upon retirement at normal retirement age of 65 which, when expressed as a single life annuity with ten years certain payment, equals 1.9% of Average Final Compensation multiplied by the number of the participant’s years of service up to a maximum of 30. Average Final Compensation is the participant’s average monthly compensation (excluding overtime pay, commissions, bonuses or special pay) for the 60 highest consecutive calendar months in the last 120 months of participation in the Retirement Plan. A participant may elect to commence benefits under the

Retirement Plan when such participant attains age 55 and completes ten years of participation in the Retirement Plan. For each year that benefits commence prior to a participant’s attaining age 65, the age 65 benefit is reduced by 3%. Benefits under the Retirement Plan are normally payable in the form of a single life annuity with a ten year certain payment in the case of unmarried participants and in the form of an actuarially equivalent 50% joint and survivor annuity in the case of married participants. After retirement, benefits accrued prior to January 1, 2000 are increased in accordance with increases in the Consumer Price Index, but not by more than 4% in any calendar year. The Retirement Plan has no Social Security offset.

The Company also maintains the Odyssey America Reinsurance Corporation Supplemental Employees Retirement Plan (“SERP”), which provides benefits at retirement that would have been payable under the Retirement Plan but for limitations on benefits and includable compensation imposed by Sections 401(a)(17) and 415 of the Code. The SERP also provides employees who had been covered by a predecessor to the Retirement Plan with the benefits they would have accrued under such predecessor plan if such predecessor plan had remained in effect, but only to the extent that such benefits exceed those payable under the Retirement Plan. None of our named executive officers are covered by the predecessor plan. The SERP is not tax qualified under the Code, and is funded by means of a grantor trust, the assets of which would be available to creditors of the Company in the event of its insolvency.

The Company generally does not provide any extra years of credited service to employees at retirement or termination. No provisions for credited service under any termination of employment, voluntary or involuntary, apply to any named executive officer.

2008 Pension Benefits

		Number of	Present Value	Payments
		Years Credited	of Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)(1)(2)	Fiscal Year ($)

Andrew A. Barnard(3)	Retirement Plan	20.81	$416,925	—
	SERP	12.44	$933,001
Richard S. Donovan	Retirement Plan	2.38	$48,282	—
	SERP	2.38	$58,439
Michael G. Wacek	Retirement Plan	9.00	$186,339	—
	SERP	9.00	$243,181
Anthony J. Narciso, Jr	Retirement Plan	26.67	$966,903	—
	SERP	26.67	$246,445
Donald L. Smith	Retirement Plan	13.49	$489,071	—
	SERP	13.49	$163,057

(1)	All assumptions used are from the Retirement Plan and SERP Accounting Disclosure Reports as of the December 31, 2008 fiscal year end. This includes a 6.00% discount rate. The Accumulated Benefit Obligation (“ABO”) is based on the accrued benefit as of December 31, 2008, using updated accrual service and compensation as of that date. All participants shown are assumed to have earned one full year of accrual service. The ABO shown for the Retirement Plan recognizes a fixed $230,000 IRS compensation limit. The ABO for the SERP recognizes compensation without regard to any compensation limit.

(2)	The present values shown on the 2008 Pension Benefits Table reflect the accumulated benefit each named executive officer would receive at retirement (age 65) based on service through December 31, 2008.

(3)	Mr. Barnard has earned 20.81 years of service in the Retirement Plan. This includes his prior service from July 11, 1977 through November 21, 1985 and his current service period, which commenced on July 23, 1996. The accrued value of his accumulated benefit in the Retirement Plan is determined based on his total service reduced by the distribution amount he received pertaining to his prior service. The accrued value of his accumulated benefit in the SERP is based on his current service period of 12.44 years.

Deferred Compensation

The Company maintains the Excess Plan, which is a non-qualified deferred compensation plan. The Excess Plan allows participants, including our named executive officers and all employees at the Vice President level and above, earning over $185,000 in base salary, to defer up to 50% of their base salary, less any deferral they make to the 401(k) Plan, up to the applicable IRS compensation limitation. The Excess Plan allows this same opportunity to those employees restricted from doing so by the IRS limitation in the 401(k) Plan.

The 401(k) Plan provides Company matching contributions of up to 4% of base salary, provided that the participant defers 5% of base salary. The Excess Plan allows our named executive officers, and other participants, who are restricted by IRS limitations from deferring 5% (and receiving the 4% of base salary Company matching contribution) in the 401(k) Plan, to receive the maximum 4% Company matching contribution.

Base salary is the only component of compensation that may be deferred in the Excess Plan. Participant deferral contributions and Company matching contributions are funded on each bi-weekly pay period. Participants select the investment direction of their deferrals and Company matching contributions from a selection of mutual funds that had the following rate of return on investment for 2008:

AIM FINANCIAL SERVICES FUND	-60.26%	DWS EQUITY 500 INDEX FUND	-37.06%
AIM SMALL CAP GROWTH FUND	-38.53%	FIDELITY ADVISOR EQUITY GROWTH FUND	-46.95%
AIM TECHNOLOGY FUND	-44.19%	FRANKLIN SMALL CAP GROWTH FUND	-40.96%
ALLIANZ CCM MID CAP FUND	-44.42%	JANUS ADVISER INTERNATIONAL GROWTH FUND	-49.02%
AMERICAN BALANCED FUND	-25.73%	JANUS GROWTH & INCOME FUND	-42.48%
AMERICAN EUROPACIFIC GROWTH FUND	-40.38%	LORD ABBETT MID CAP VALUE FUND	-39.44%
AMERICAN FUNDAMENTAL INVESTORS FUND	-39.53%	MERRILL LYNCH TREASURY FUND	1.49%
AMERICAN GROWTH FUND OF AMERICA	-38.88%	NEUBERGER & BERMAN GENESIS FUND	-32.85%
DODGE & COX STOCK FUND	-43.31%	PIMCO TOTAL RETURN FUND	4.60%
DREYFUS SMALL CAP VALUE FUND	-35.89%

Investment gains or losses are directly attributable to participant elections and no limit is imposed on the frequency of change of investment direction.

No withdrawals of deferrals or Company matching contributions are permitted until a participant’s retirement or separation from service. Payouts from the plan occur after retirement or separation from service, in three annual installments, in a manner intended to comply with Section 409A of the Code.

The Excess Plan is funded by means of a grantor trust, the assets of which would be available to creditors of the Company in the event of its insolvency.

2008 Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions	Contributions	Earnings in	Withdrawals/	at December 31,
Name	in 2008 ($)(1)	in 2008 ($)(1)	2008 ($)(2)	Distributions	2008 ($)(3)

Andrew A. Barnard	$79,500	$30,800	$(276,662)	—	$1,282,053
Richard S. Donovan	$50,000	$10,800	$(8,416)	—	$146,174
Michael G. Wacek	$29,500	$10,800	$(119,142)	—	$577,621
Anthony J. Narciso, Jr	$15,000	$2,800	$(5,133)	—	$243,373
Donald L. Smith	$7,800	$3,562	$(20,731)	—	$54,097

(1)	These amounts were reported as compensation for fiscal year 2008 in the Summary Compensation Table.

(2)	None of the amounts reported in this column are required to be reported as compensation for fiscal year 2008 in the Summary Compensation Table.

(3)	The following aggregate amounts were previously reported in the Summary Compensation Table for 2006, 2007 and 2008: Mr. Barnard, $332,000; Mr. Donovan, $151,415; Mr. Wacek, $107,677; Mr. Narciso, $51,365; and Mr. Smith, $25,074.

Potential Payments Upon Termination or Change in Control

The following summaries set forth the potential payments and benefits that would be provided to each of our named executive officers upon termination of their employment or a change in control of the Company under the executive’s employment agreement, if any, and our other compensation plans and programs. See “— Pension Benefits” and “Deferred Compensation” for a description of the named executive officers’ entitlements under our Pension Plans and the Excess Plan. In determining the benefits payable upon certain terminations of employment, we have assumed in all cases that (i) the executive’s employment terminates on December 31, 2008, and (ii) he does not become employed by a new employer or return to work for us.

Mr. Barnard

In the event Mr. Barnard is terminated without cause, or he resigns following a constructive termination, or he resigns within one year following a change in control, he will be entitled to receive a lump sum payment in an amount equal to his base salary for the month in which his termination of employment occurs and an amount equal to $83,333 multiplied by the number of months otherwise remaining in the employment term. Mr. Barnard would also be entitled to receive any amounts he has accrued in the bonus pool, a pro-rated portion of the cash bonus from the bonus pool with respect to the year in which termination occurs based on the average of the bonuses paid for the three calendar years preceding the year in which termination occurs, and full vesting of all restricted stock grants.

For purposes of Mr. Barnard’s employment agreement, “constructive termination” means: (i) loss of position, or material alteration in Mr. Barnard’s position and responsibilities; (ii) breach by the Company of any of its material obligations; (iii) any failure of a successor to the Company to assume Mr. Barnard’s obligations under the terms of the contract; or (iv) relocation of his place of employment outside the New York Metropolitan area.

For purposes of Mr. Barnard’s employment agreement, “change in control” means: (i) when Mr. Barnard or Fairfax, first determines that any person and all other persons who constitute a group have, at a time when no other person or group directly or indirectly beneficially owns securities carrying more than forty-five percent (45%) of the votes attached to all outstanding securities of the Company or Fairfax, acquired direct or indirect beneficial ownership of 20% of the outstanding securities of the Company or Fairfax, unless a majority of the continuing directors approves the acquisition not later than ten (10) business days after Mr. Barnard or Fairfax makes that determination; or (ii) the first day on which a majority of the members of the Company’s or Fairfax’s board of directors are not continuing directors; or (iii) the time that the controlling shareholder of the Company or Fairfax, as of the date we entered into the employment agreement with Mr. Barnard, no longer is the controlling shareholder, or (iv) the arm’s length sale of a majority interest in the Company by Fairfax.

If Mr. Barnard dies, the Company shall pay to his estate his base salary for the period ending three months following the month in which he dies. Also, his estate would receive all amounts accrued in the bonus pool, paid out when normally paid, with respect to years preceding the year in which his death occurs and the pro rated bonus payable with respect to the year in which his death occurs. In addition, his estate would receive all unvested restricted shares.

In the event Mr. Barnard’s employment terminates due to disability the Company would pay his base salary, less any benefits paid to him under our disability insurance policies, until his actual termination on account of disability. Mr. Barnard would also receive all amounts he accrued in the bonus pool, paid out when normally paid, with respect to years preceding the year in which termination due to disability occurs and the pro rated bonus payable with respect to the year in which termination due to disability occurs. In addition, Mr. Barnard would fully vest in all restricted shares.

In the event Mr. Barnard is terminated for cause, defined as (i) a willful failure by him in bad faith to substantially perform his duties with the Company resulting in material harm to the Company; or (ii) his conviction of a felony involving moral turpitude, he will be entitled to his base salary through his termination date and will forfeit all rights to any other payments and benefits.

Mr. Barnard may voluntarily terminate his employment by giving no less than two years written notice to the Company. He will be entitled to his base salary through the date of termination of employment and shall be paid, when the same would ordinarily be paid, all amounts accrued in the bonus pool.

Summary of Potential Payments for Mr. Barnard upon Termination or Change in Control

The following represents the payments the Company would provide, assuming Mr. Barnard’s employment had been terminated on December 31, 2008 under various circumstances set forth below:

	Severance	Pro Rata Bonus	Restricted Stock*

Termination Without Cause; Constructive Termination; or Change in Control	$2,583,333	$1,000,000	$12,174,158
Death	$250,000	$1,000,000	$12,174,158
Disability	—	$1,000,000	$12,174,158
Termination For Cause	—	—	—
Voluntary resignation	—	$1,000,000	—

*	Amount represents the value based on the closing price per share on December 31, 2008 ($51.81) of all outstanding shares of restricted stock that would vest on termination of employment.

Additional Provisions

Mr. Barnard’s employment agreement provides that if any payments or benefits otherwise payable to him would be subject to the “golden parachute” excise tax under Section 4999 of the Code, such payments and benefits will be reduced to the extent necessary to avoid imposition of the excise tax, but only if Mr. Barnard would be placed in a better economic position after tax than he would be if the payments or benefits were not so reduced. We have assumed for this purpose that no such reduction would be required. Mr. Barnard would also have the option to receive cash in lieu of stock in the event his employment is terminated due to death, disability, reaching retirement age, change in control, other than for cause, constructive termination or if our stock ceases to be publicly traded.

Mr. Donovan

In the event Mr. Donovan is terminated without cause, or he resigns following a constructive termination, he will be entitled to receive a lump sum payment based on his monthly base salary, at the rate in effect on the date of such termination, for the greater of twelve months following his termination of employment or the remainder of the employment term. Mr. Donovan will also be entitled to receive his living allowance through the date of termination (or, if longer, the end of the lease term for his temporary living quarters); provided, however, that he shall use reasonable efforts to sublease the premises or assign the lease agreement, and in such event the living allowance shall not be paid to the extent his obligations under the lease are relieved. Mr. Donovan will also be entitled to receive any amounts he has accrued in the bonus pool, the pro-rated portion of the cash bonus from the bonus pool with respect to the year in which termination occurs, determined by taking the average of the bonuses paid for the three calendar years preceding the year in which termination occurs (or, if shorter, the shorter of the number of years he is employed or the number of years in which he participated in the bonus pool), and full vesting of all restricted stock grants.

Mr. Donovan’s medical and dental coverage shall cease upon the termination date and the Company will pay on Mr. Donovan’s behalf, for the entire COBRA continuation period, the full premium less the amount of premium charged by the Company to employees electing family medical and dental coverage, which Mr. Donovan shall be required to pay. In the event Mr. Donovan is terminated upon a change in control, defined as the termination of his employment by the Company or the successor company (otherwise than for Cause) or by him in a constructive termination, in either case within one year following a change in control, he shall be entitled to receive the same payments and benefits described under termination without cause, listed above, except the minimum severance payment relating to base salary shall be not less than two years salary.

For purposes of Mr. Donovan’s employment agreement, “constructive termination” means (i) the loss of Mr. Donovan’s position or a material alteration in Mr. Donovan’s position or responsibility; or (ii) a breach by the Company of any of its material obligations set forth in the employment agreement; or (iii) any failure by a successor to the Company to assume the Company’s obligations under the employment agreement, or if the Company sells all or substantially all of it assets, or as a result of a sale by Fairfax of all of the Company or a controlling interest in the company, and in either case the failure of the purchaser to assume the Company’s obligations under the employment agreement; or (iv) relocation of his place of employment outside the New York Metropolitan area. Mr. Donovan must give written notice to the Company if he intends to terminate his employment on the basis of constructive termination.

For purposes of Mr. Donovan’s employment agreement, “change in control” means (i) the time that the Company or Fairfax, first determines that any person and all other persons who constitute a group have, at a time when no other person or group directly or indirectly beneficially owns securities of the Company or Fairfax, acquired direct or indirect beneficial ownership of outstanding securities of the Company or Fairfax carrying more than twenty percent (20%) of the votes attached to all outstanding securities carrying more than forty-five percent (45%) of the votes attached to all outstanding securities of the Company or Fairfax, unless a majority of continuing directors approves the acquisition no later than ten business days after the Company or Fairfax makes that determination; or (ii) the first day on which a majority of the members of the Company’s or Fairfax’s board of directors are not continuing directors; or (iii) the time that the controlling shareholder of either the Company or Fairfax, as of the date we entered into the employment agreement with Mr. Donovan, no longer is the controlling shareholder; or (iv) the arm’s length sale of a majority interest in the Company by Fairfax; or (v) a sale of substantially all of the assets of the Company or Fairfax.

In the event of Mr. Donovan’s death, the Company shall pay to his estate his base salary for the period ending one year following the month in which he dies. Mr. Donovan’s estate would also receive all amounts he accrued in the bonus pool, paid out when normally paid, with respect to years preceding the year in which the death occurs and the pro rated bonus payable with respect to the year in which his death occurs. In addition, his estate would receive all of his restricted shares.

In the event Mr. Donovan is terminated for cause, (i) defined as a willful failure by him in bad faith to substantially perform his duties with the Company resulting in material harm to the Company; or (ii) his conviction of a felony involving moral turpitude, he will be entitled to his base salary and living allowance through the date of termination of employment and he shall forfeit all rights to payments from the bonus pool.

Mr. Donovan may terminate his employment voluntarily by giving no less than sixty (60) days written notice to the Company. Upon such event, he would be entitled to his base salary and living allowance through the date of termination of employment and shall be paid, when the same would ordinarily be paid, all amounts accrued in the bonus pool with respect to years preceding the year in which the voluntary termination occurs and the prorated bonus payable with respect to the year in which termination occurs.

Summary of Potential Payments for Mr. Donovan upon Termination or Change in Control

The following represents the payments the Company would provide, assuming Mr. Donovan’s employment had been terminated on December 31, 2008 under various circumstances set forth below:

	Severance	Pro Rata Bonus	Restricted Stock*	Living Allowance	Medical

Termination Without Cause or Constructive Termination (other than Change in Control)	$500,000	$350,000	$1,778,637	$79,022	$23,264
Termination Without Cause or Constructive Termination (after Change in Control)	$1,000,000	$350,000	$1,778,637	$79,022	$23,264
Death or Disability	$500,000	$300,000	$1,778,637	—	—
Termination For Cause	—	—	—	—	—
Voluntary Resignation	—	$300,000	—	—	—

*	Amount represents the value based on the closing price per share on December 31, 2008 ($51.81) of all outstanding shares of restricted stock that would vest on termination of employment.

Additional Provisions

Mr. Donovan’s employment agreement provides that if any payments or benefits otherwise payable to him would be subject to the “golden parachute” excise tax under Section 4999 of the Code, such payments and benefits will be reduced to the extent necessary to avoid imposition of the excise tax, but only if Mr. Donovan would be placed in a better economic position after tax than he would be if the payments or benefits were not so reduced; provided however that if the total payments and benefits exceed 110% of the maximum amount that could be received by Mr. Donovan without triggering the excise tax, then no payments or benefits will be reduced, and, if any excise tax would otherwise be payable in the absence of such reduction in payments or benefits, the Company will be obligated to pay Mr. Donovan an additional gross-up payment to place Mr. Donovan in the same after-tax economic position he would have been had no excise tax been imposed. Assuming Mr. Donovan’s employment was terminated by the Company without cause on December 31, 2008 in connection with a change in control, no excise tax gross up would have been required. Mr. Donovan would also have the option to receive cash in lieu of stock in the event his employment is terminated due to death, disability, reaching retirement age, change in control, other than for cause, constructive termination or if our stock ceases to be publicly traded.

Mr. Wacek

In the event Mr. Wacek is terminated without cause, or he resigns following a constructive termination, he will be entitled to receive a lump sum payment based on his monthly base salary, at the rate in effect on the date of such termination, for the greater of twelve months following his termination of employment or the remainder of the employment term. Mr.Wacek will also be entitled to receive any amounts he has accrued in the bonus pool, the pro-rated portion of the cash bonus from the bonus pool with respect to the year in which termination occurs, and full vesting of all restricted stock grants.

Mr. Wacek’s medical and dental coverage shall cease upon the termination date and the Company will pay on Mr. Wacek’s behalf, for the entire COBRA continuation period, the full premium less the amount of premium charged by the Company to employees electing family medical and dental coverage, which Mr. Wacek shall be required to pay. In the event Mr. Wacek is terminated upon a change in control, defined as the termination of his employment by the Company or the successor company (other than for Cause) or by him in a constructive termination, in either case within one year following a change in control, he shall be entitled to receive the same payments and benefits described under termination without cause, listed above, except the minimum severance payment relating to base salary shall be not less than two years salary.

For purposes of Mr. Wacek’s employment agreement, “constructive termination” means (i) the loss of Mr. Wacek’s position or a material alteration in Mr. Wacek’s position or responsibility; or (ii) a breach by the Company of any of its material obligations set forth in the employment agreement; or (iii) any failure by a successor to the Company to assume the Company’s obligations under the employment agreement, or if the Company sells all or substantially all of it assets, or as a result of a sale by Fairfax of all of the Company or a controlling interest in the company, and in either case the failure of the purchaser to assume the Company’s obligations under the employment agreement; or (iv) relocation of his place of employment to a location that is not within a radius of thirty miles by major thoroughfare from Mr. Wacek’s current place of employment in Stamford, Connecticut. Mr. Wacek must give written notice to the Company if he intends to terminate his employment on the basis of constructive termination.

For purposes of Mr. Wacek’s employment agreement, “change in control” means (i) the time that the Company or Fairfax, first determines that any person and all other persons who constitute a group have, at a time when no other person or group directly or indirectly beneficially owns securities of the Company or Fairfax, acquired direct or indirect beneficial ownership of outstanding securities of the Company or Fairfax carrying more than twenty percent (20%) of the votes attached to all outstanding securities carrying more than forty-five percent (45%) of the votes attached to all outstanding securities of the Company or Fairfax, unless a majority of continuing directors approves the acquisition no later than ten business days after the Company or Fairfax makes that determination; or (ii) the first day on which a majority of the members of the Company’s or Fairfax’s board of directors are not continuing directors; or (iii) the time that the controlling shareholder of either the Company or Fairfax, as of the date we entered into the employment agreement with Mr. Wacek, no longer is the controlling shareholder; or (iv) the arm’s length sale of a majority interest in the Company by Fairfax; or (v) a sale of substantially all of the assets of the Company or Fairfax.

In the event of Mr. Wacek’s death or disability, the Company shall pay to his estate his base salary for the period ending one year following the month in which he dies. Mr. Wacek’s estate would also receive all amounts he accrued in the bonus pool, paid out when normally paid, with respect to years preceding the year in which the death occurs and the pro rated bonus payable with respect to the year in which his death occurs. In addition, his estate would receive all of his restricted shares.

In the event Mr. Wacek is terminated for cause, (i) defined as a willful failure by him in bad faith to substantially perform his duties with the Company resulting in material harm to the Company; or (ii) his conviction of a felony involving moral turpitude, he will be entitled to his base salary and living allowance through the date of termination of employment and he shall forfeit all rights to payments from the bonus pool.

Mr. Wacek may terminate his employment voluntarily by giving no less than sixty (60) days written notice to the Company. Upon such event, he would be entitled to his base salary and living allowance through the date of termination of employment and shall be paid, when the same would ordinarily be paid, all amounts accrued in the bonus pool with respect to years preceding the year in which the voluntary termination occurs and the prorated bonus payable with respect to the year in which termination occurs.

Summary of Potential Payments for Mr. Wacek upon Termination or Change in Control

The following represents the payments the Company would provide, assuming Mr. Wacek’s employment had been terminated on December 31, 2008 under various circumstances set forth below:

	Severance	Pro Rata Bonus	Restricted Stock*	Medical

Termination Without Cause or Constructive Termination (other than Change in Control)	$1,350,000	$320,000	$4,628,498	$23,264
Termination Without Cause or Constructive Termination (after Change in Control)	$1,350,000	$320,000	$4,628,498	$23,264
Death or Disability	$600,000	$320,000	$4,628,498	—
Termination For Cause	—	—	—	—
Voluntary Resignation	—	$320,000	—	—

*	Amount represents the value based on the closing price per share on December 31, 2008 ($51.81) of the pro rata portion of restricted shares that would vest on termination of employment.

Additional Provisions

Mr. Wacek’s employment agreement provides that if any payments or benefits otherwise payable to him would be subject to the “golden parachute” excise tax under Section 4999 of the Code, such payments and benefits will be reduced to the extent necessary to avoid imposition of the excise tax, but only if Mr. Wacek would be placed in a better economic position after tax than he would be if the payments or benefits were not so reduced; provided however that if the total payments and benefits exceed 110% of the maximum amount that could be received by Mr. Wacek without triggering the excise tax, then no payments or benefits will be reduced, and, if any excise tax would otherwise be payable in the absence of such reduction in payments or benefits, the Company will be obligated to pay Mr. Wacek an additional gross-up payment to place Mr. Wacek in the same after-tax economic position he would have been had no excise tax been imposed. Assuming Mr. Wacek’s employment was terminated by the Company without cause on December 31, 2008 in connection with a change in control, no excise tax gross-up would have been required. Mr. Wacek would also have the option to receive cash in lieu of stock in the event his employment is terminated due to death, disability, reaching retirement age, change in control, other man for cause, constructive termination or if our stock ceases to be publicly traded.

Mr. Narciso and Mr. Smith

Neither Mr. Smith nor our former Senior Vice President and Controller, Mr. Narciso, have employment agreements with us, and each would receive only his base salary through his termination date if terminated for cause. In the event of a constructive termination or termination due to change in control, Mr. Narciso and Mr. Smith would be provided with severance payments, based on their years of service with the Company. In keeping with our general practice of providing three weeks of severance for each year of service, up to a maximum of 52 weeks,

Mr. Narciso would have received 52 weeks of severance pay and Mr. Smith would have received 39 weeks of severance pay if constructive termination or termination due to change in control had occured on December 31, 2008. The Company would provide payment, during the severance period, of the full premium for COBRA continuation, less the amount of premium charged by the Company for their elected medical and dental coverage, which they would be required to pay. As a Senior Vice President of a wholly owned subsidiary of the Company, Mr. Narciso will continue to be eligible for such termination benefits if his employment with the subsidiary is terminated due to a constructive termination or termination due to a change in control.

Summary of Potential Payments for Mr. Narciso and Mr. Smith upon Termination or Change in Control

The following represents the payments the Company would provide, assuming Mr. Narciso’s or Mr. Smith’s employment had been terminated on December 31, 2008 under the various circumstances set forth below:

	Severance	Medical	Restricted Stock*

Constructive Termination or Change in Control
Mr. Narciso	$300,000	$10,050	—
Mr. Smith	$245,863	$11,632
Death or Disability
Mr. Narciso	—	—	$639,335
Mr. Smith	—	—	$624,673

*	Amount represents the value based on the closing price per share on December 31, 2008 ($51.81) of the pro rata portion of restricted shares that would vest on termination of employment.

Director Compensation

The Company uses a combination of cash and equity incentive compensation to attract and retain qualified candidates to serve on the Board. The Board of Directors approved changes to the director compensation program, effective on October 1, 2006. The initial compensation program, begun in 2001 at the time of our initial public offering, provided independent directors with an annual retainer of $25,000, paid quarterly, a $750 fee for each board meeting attended, and reimbursement for reasonable expenses associated with attendance at meetings. In addition, independent directors who are members of the Audit or Compensation Committee received a fee of $750 for each committee meeting attended if held separately from a board meeting. Upon election to the Board, a one-time grant of options to purchase 5,000 shares of our common stock was provided, with a grant price equal to the closing price of a share of our common stock on the date of grant. Options vest in equal installments on each of the four anniversaries following the date of the grant.

The current program, commencing on October 1, 2006, provides independent directors with an annual retainer of $60,000, paid on a quarterly basis, and reimbursement for reasonable expenses associated with attendance at meetings. No additional fees are paid for attendance at board meetings. In addition, independent directors are entitled to an annual award of $25,000 of restricted stock, pursuant to the Odyssey Re Holdings Corp. Restricted Share Plan, or, in the case of non-US directors, $25,000 of stock options with a grant price of zero, pursuant to the Odyssey Re Holdings Corp. Stock Option Plan, with each award vesting in equal installments on each of the first three anniversaries following the date of grant, subject to continued service through each vesting date. The Audit Committee’s Chairman receives a fee of $10,000 paid on a quarterly basis. No additional compensation is paid to other committee members, nor is a fee paid for the attendance at committee meetings, but members are reimbursed for reasonable expenses associated with attendance at those meetings. The Compensation Committee’s Chairman and the TRC’s Chairman, if any, receive no additional compensation, nor is a fee paid for attendance at committee meetings, but members are reimbursed for reasonable expenses associated with attendance at those meetings. Mr. Dowd, as Vice Chairman of the Board, receives an annual award of $25,000 of restricted stock under the same terms as independent directors.

2008 Director Compensation

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation
Name	($)	($)(1)	($)(2)	($)(3)	TOTAL

V. Prem Watsa(4)	—	—	—	—	—
James F. Dowd(5)	—	$17,547	—	$329	$17,876
Andrew A. Barnard(4)	—	—	—	—	—
Peter M. Bennett(6)	$60,000	$7,814	$20,486	$117	$88,417
Anthony F. Griffiths(7)	$60,000	$7,814	$9,733	$117	$77,664
Patrick W. Kenny(8)	$60,000	$16,833	—	$369	$77,202
Brandon W. Sweitzer(9)	$70,000	$17,547	—	$329	$87,876
Paul M. Wolff(10)	$60,000	$17,547	$10,753	$329	$88,629
Bradley P. Martin(4)	—	—	—	—	—

(1)	Amounts represent the value of restricted stock recognized for financial statement reporting purposes for 2008 as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. The grant date fair value of restricted stock granted in 2008 as computed in accordance with FAS 123R disregarding estimates of forfeitures related to service-based vesting conditions was $25,010, based on the closing price of our common stock ($43.80) on the grant date, September 30, 2008. The awards granted in 2008 vest equally on the first, second and third anniversaries of the grant date, assuming continued service.

(2)	Amounts represent the fair value of stock options with respect to our common stock for financial statement reporting purposes as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. The grant date fair value of the stock options granted in 2008 as computed in accordance with FAS 123R disregarding estimates of forfeitures related to service-based vesting conditions was $25,010, based on the closing price of our common stock ($43.80) on the grant date, September 30, 2008. To determine the expense related to the granting of stock options, other than those with a zero exercise price, the Company uses the Black-Scholes Option-Pricing Model. The Black-Scholes expense per share is expensed for each stock option granted over the vesting terms of the grant. Black-Scholes assumptions include volatility, dividend yield, risk free rate, and expected term. For the April 1, 2002 grant: expected volatility of 30.0%; risk-free interest rates ranging from 2.7% to 5.1%; annual dividend yield of 0.6%; and the expected lives of five years for each grant. For the September 2002 and April 2003 grants: expected volatility of 30.0%; risk-free interest rates ranging from 3.09% to 5.1%; annual dividend yield of 0.6%; and the expected lives of five years for each grant. For the May 2006 grant: expected volatility of 32.0%; risk-free interest rates ranging from 4.93% to 5.1%; annual dividend yield of 0.6%; and an expected life of six years for each grant. On December 31, 2008, outstanding options were held as follows: Mr. Bennett — 5,000, Mr. Griffiths — 5,000, Mr. Sweitzer — 5,000 and Mr. Wolff — 5,000.

(3)	Dividends are paid on shares of restricted stock when dividends are paid on all other shares of our common stock. In 2008 the declared annual dividend was $0.25 per share, paid on March 28, 2008 and June 27, 2008, and $0.30 per share, paid on September 26, 2008 and December 30, 2008.

(4)	Mr. Watsa, Mr. Barnard and Mr. Martin are each an employee of the Company, or of an affiliate of the Company, and therefore receive no director compensation.

(5)	As Vice Chairman of the board, Mr. Dowd was granted 571 shares of restricted stock, with a value of $25,010 on September 30, 2008, of which 191 shares will vest on September 30, 2009, 190 shares will vest on September 30, 2010 and 190 shares will vest on September 30, 2011, assuming continued service through such date. Mr. Dowd also held 472 shares that will vest on September 30, 2009 and 224 shares that will vest September 30, 2010, assuming continued service through such date.

(6)	Mr. Bennett was granted 571 stock options, with a value of $25,010 on September 30, 2008, of which 191 options will vest on September 30, 2009, 190 options will vest on September 30, 2010 and 190 options will vest on September 30, 2011, assuming continued service through such date. Mr. Bennett also held 247 shares of restricted stock that will vest on September 30, 2009 and also held 449 stock options that will vest equally on September 30, 2009 and September 30, 2010 assuming continued service through such date.

(7)	Mr. Griffiths was granted 571 stock options, with a value of $25,010 on September 30, 2008, of which 191 options will vest on September 30, 2009, 190 options will vest on September 30, 2010 and 190 options will vest on September 30, 2011, assuming continued service through such date. Mr. Griffiths also held 247 shares of restricted stock that will vest on September 30, 2009 and also held 449 stock options that will vest equally on September 30, 2009 and September 30, 2010 assuming continued service through such date.

(8)	Mr. Kenny was granted 571 shares of restricted stock, with a value of $25,010 on September 30, 2008, of which 191 shares will vest on September 30, 2009, 190 shares will vest on September 30, 2010 and 190 shares will vest on September 30, 2011, assuming continued service through such date. Mr. Kenny also held 435 shares that will vest on September 30, 2009 and 434 shares that will vest September 30, 2010, assuming continued service through such date.

(9)	Mr. Sweitzer was granted 571 shares of restricted stock, with a value of $25,010 on September 30, 2008, of which 191 shares will vest on September 30, 2009, 190 shares will vest on September 30, 2010 and 190 shares will vest on September 30, 2011, assuming continued service through such date. Mr. Sweitzer also held 472 shares that will vest on September 30, 2009 and 224 shares that will vest September 30, 2010, assuming continued service through such date.

(10)	Mr. Wolff was granted 571 shares of restricted stock, with a value of $25,010 on September 30, 2008, of which 191 shares will vest on September 30, 2009, 190 shares will vest on September 30, 2010 and 190 shares will vest on September 30, 2011, assuming continued service through such date. Mr. Wolff also held 472 shares that will vest on September 30, 2009 and 224 shares that will vest September 30, 2010, assuming continued service through such date.

Compliance with Section 16(a) of the Exchange Act

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, our directors, executive officers, and any persons holding more than ten percent of our common stock are required to report to the Securities and Exchange Commission their initial ownership of our stock and any subsequent changes in that ownership. Based on a review of Forms 3, 4 and 5 under the Securities Exchange Act furnished to us and written representations made to us, we believe that during fiscal year 2008, our officers, directors and holders of more than 10 percent of our common stock filed all Section 16(a) reports on a timely basis during our fiscal year ending December 31, 2008.

Common Share Ownership by Directors and Executive Officers and Principal Stockholders

The following table sets forth information with respect to the beneficial ownership of shares of our common stock as of March 11, 2009 by:

•	all those known by us to be beneficial owners of more than five percent of the outstanding shares of common stock;

•	our named executive officers;

•	each of our directors and nominees; and

•	all executive officers, directors and nominees as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and investment control with respect to all shares beneficially owned.

	Shares Beneficially Owned
Name	Shares	Percent

Fairfax Financial Holdings Limited(1)	175,000	0.29%
TIG Insurance Group, Inc.(1)	24,994,816	41.49%
TIG Insurance Company(1)	4,716,841	7.83%
ORH Holdings Inc.(1)	6,166,667	10.24%
United States Fire Insurance Company(1)	4,955,009	8.23%
Fairfax Inc.(1)	1,391,067	2.31%

Fairfax Subtotal	42,399,400	70.38%
Marshfield Associates(2)	3,099,921	5.16%
James F. Dowd(4) Vice Chairman	13,092	*
Peter M. Bennett(3)(4) Director	4,716	*
Anthony F. Griffiths(3)(4)(5) Director	10,996	*
Patrick W. Kenny(4) Director	2,375	*
Robert J. Solomon Director nominee	0
Brandon W. Sweitzer(3)(4) Director	7,986	*
Paul M. Wolff(3)(4) Director	5,736	*
Bradley P. Martin Director	0	*
Andrew A. Barnard(4) President and Chief Executive Officer	368,497	*
Michael G. Wacek(4) Executive Vice President	183,713	*
R. Scott Donovan(4) Executive Vice President and Chief Financial Officer	53,442	*
Anthony J. Narciso, Jr.(4) Senior Vice President and Controller	19,272	*
Donald L. Smith(4) Senior Vice President, General Counsel and Corporate Secretary	27,934	*
Directors, Nominees and Executive Group Subtotal	697,759	1.16%
Total of Fairfax, Directors, Nominees and Executive Group Subtotals	43,097,159	71.77%

*	Represents less than one percent.

(1)	V. Prem Watsa, Chairman of our board of directors, controls The Sixty Two Investment Company Limited (“Sixty Two”), which owns subordinate and multiple voting shares representing 47.8% of the total votes attached to all classes of shares of Fairfax. Mr. Watsa himself beneficially owns and controls additional subordinate voting shares which, together with the shares owned by Sixty Two, represent 48.6% of the total votes attached to all classes of Fairfax’s shares. TIG Insurance Group, Inc., TIG Insurance Company, ORH Holdings Inc., United States Fire and Fairfax Inc. are wholly owned subsidiaries of Fairfax. The principal office address of ORH Holdings Inc. and Fairfax Inc. is 300 First Stamford Place, Stamford, CT 06902. The principal office address of TIG Insurance Group, Inc. and TIG Insurance Company is 250 Commercial Street, Suite 5000 Manchester, NH 03101. The principal office address of United States Fire Insurance Company is 305 Madison Avenue, Morristown, NJ 07962.

(2)	Based solely upon the Schedule 13G of Marshfield Associates filed with the Securities and Exchange Commission on February 13, 2009, by the listed stockholder. The principal business address of Marshfield Associates is 21 DuPont Circle, NW, Washington DC 20036.

(3)	Shares subject to options currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Such shares are included for Messrs. Griffiths — 5,000, Sweitzer — 5,000, Bennett — 3,750, and Wolff — 3,750, all of which relate to options that are exercisable within 60 days of March 11, 2009.

(4)	Includes restricted shares issued under the Restricted Share Plan.

(5)	Includes 5,000 shares held by Fourfourtwo Investments Limited, a company controlled by Mr. Griffiths.

Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered accounting firm to audit our consolidated financial statements for the 2009 fiscal year. PricewaterhouseCoopers LLP has served as our independent accountants since our incorporation in March 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will be given the opportunity to make a statement should they desire to do so, and are expected to be available to respond to appropriate questions from the stockholders.

Audit Fees

The Company incurred fees of $3,772,680 in 2008 and $5,052,000 in 2007, relating to professional services rendered by PricewaterhouseCoopers LLP, for the audits of our annual financial statements and review of financial statements included in our Quarterly Reports on Form 10-Q, services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, and attestation of management’s assessment of our internal control over financial reporting.

Audit-Related Fees

The Company incurred fees of $135,000 in 2008 and $111,000 in 2007, for professional services rendered by PricewaterhouseCoopers LLP related to the ERISA audit of the financial statements of the Retirement Plan and 401(k) plans.

Tax Fees

The Company incurred fees of $5,000 in 2008 and $11,000 in 2007, in the aggregate, for professional services rendered by PricewaterhouseCoopers LLP for domestic and international tax compliance and assistance with preparation of tax returns, tax advice, and tax planning.

All Other Fees

The Company incurred fees of $231,000 in 2008 and $172,000 in 2007, in the aggregate, for products and services provided by PricewaterhouseCoopers LLP, other than the services reported above in the sections captioned “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” These fees for 2008 and 2007 are related principally to providing other actuarial services, and providing information to the state insurance department auditors with respect to the state insurance examination.

The Audit Committee has considered whether PricewaterhouseCoopers LLP’s provision of services other than audit services is compatible with maintaining the independence of our outside auditors, and has found the provision of such services to be compatible with the auditor independence requirements.

Certain Relationships and Related Transactions

From time to time, the Company has engaged in certain transactions, and is party to certain arrangements, with Fairfax and some of its affiliates. In order to ensure that these and other transactions are properly reviewed, in September 2006, the board of directors appointed a Transaction Review Committee (“TRC”). The TRC is comprised of three independent board members who have no affiliation to our majority stockholder, Fairfax; they are Mr. Bennett, Mr. Kenny and Mr. Wolff. The TRC was established in order to assist and advise the board of directors in fulfilling its responsibility to review material transactions between the Company and officers, directors, stockholders, and affiliates of the Company. The focus of the TRC is to review those proposed transactions that involve the Company and a related person, as well as transactions between the Company and non-subsidiary affiliated companies or more than 5% stockholders.

The TRC considers all of the relevant facts and circumstances available when reviewing a proposed transaction. These considerations include the benefits to the Company, the impact on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction, and the terms available to unrelated third parties or to employees generally.

“Material related person transactions” include:

•	transactions the amount of which exceed $120,000 and in which any executive officers, directors, director nominees, 5% stockholders or any of their immediate family members had, has or will have a material direct or indirect interest; and

•	any transaction to which an affiliate not under the control of the Company, and the Company, or one of its operating subsidiaries, are parties, and which transaction is subject to the prior approval of an insurance regulatory authority under applicable law.

Pledge of Assets on Behalf of Advent

During the second quarter of 2004, Odyssey America pledged U.S. Treasury Notes with a par value of $162.0 million (the “pledged assets”), or approximately £110.0 million equivalent, to the Society and Council of Lloyd’s, on behalf of Advent Capital (Holdings) PLC (“Advent”) to support Advent’s underwriting activities for the 2001 to 2005 underwriting years of account. Advent is 66.6% owned by Fairfax and its affiliates, which includes 14.4% held by OdysseyRe. nSpire Re Limited (“nSpire Re”), a wholly-owned subsidiary of Fairfax, had previously pledged assets at Lloyd’s on behalf of Advent pursuant to a November 2000 agreement with Advent. In consideration of Odyssey America pledging the assets, nSpire Re paid Odyssey America a fee equal to 2.0% per annum of the pledged assets, which the Company considered to be representative of commercial market terms. The securities were carried at fair value and were included in investments and cash in OdysseyRe’s consolidated balance sheets. Interest earned on the securities was included in investment income. The placement of funds at Lloyd’s would have automatically terminated effective no later than December 31, 2008 and any remaining pledged assets would have reverted to Odyssey America at that time. In January 2006, September 2006, June 2007, July 2008 and December 2008, Odyssey America received assets with par values of $48.6 million, $10.7 million, $14.6 million, $63.9 million and $24.2 million, respectively, in each case representing a permanent reduction and unconditional release of such amount, prior to the stated termination date. Following these return of assets, and as of December 31, 2008, Lloyd’s has returned all the pledged assets related to Advent to Odyssey America, and Odyssey America has received a deed of total release from Lloyd’s with respect thereto.

Blanket Assumption Endorsement Agreement

Clearwater agreed to allow Ranger Insurance Company, a subsidiary of Fairfax now known as Fairmont Specialty Insurance Company (“Fairmont”), to attach an assumption of liability endorsement of Clearwater to certain Fairmont policies issued from July 1, 1999 to April 30, 2004, the effective termination date of the agreement. Should Fairmont fail to meet its obligations, Clearwater is ultimately liable for any unpaid losses, pursuant to the terms of the endorsements. This arrangement enabled Fairmont to provide additional security to its customers as a result of Clearwater’s financial strength ratings and capital resources. The agreement to provide the endorsements was provided by Clearwater while each company was 100% owned by Fairfax. The potential exposure in connection with these endorsements is currently estimated at $0.6 million, based on the subject policies’ outstanding case loss reserves as of December 31, 2008. Fairmont has met and continues to meet all of its obligations, including those subject to this agreement, in the normal course of business, and Clearwater does not anticipate making any payments under this guarantee. The Company believes that the financial resources of Fairmont provide adequate protection to support its liabilities in the ordinary course of business. In addition, Fairfax has indemnified Clearwater for any obligations under this guarantee. The Company does not consider its potential exposure under this guarantee to be material to its consolidated financial position.

Guarantee of CTR

As of July 14, 2000, Odyssey America agreed to guarantee the performance of all the insurance and reinsurance contract obligations, whether incurred before or after the agreement, of Compagnie Transcontinentale de Réassurance (“CTR”), a subsidiary of Fairfax, in the event CTR became insolvent and CTR was not otherwise indemnified under its guarantee agreement with a Fairfax affiliate. The guarantee, which was entered into while

Odyssey America and CTR were each 100% owned by Fairfax, was provided by Odyssey America to facilitate the transfer of renewal rights to CTR’s business, together with certain CTR employees, to Odyssey America in 2000 in order to further expand the Company’s international reinsurance business. The guarantee was terminated effective December 31, 2001. There were no amounts received from CTR under the guarantee, and the Company did not provide any direct consideration for the renewal rights to the business of CTR. CTR was dissolved and its assets and liabilities were assumed by subsidiaries of Fairfax that have the responsibility for the run-off of its liabilities. Although CTR’s liabilities were assumed by Fairfax subsidiaries, the guarantee only pertains to those liabilities attaching to the policies written by CTR. Fairfax has agreed to indemnify Odyssey America for all its obligations incurred under its guarantee. The Company believes that the financial resources of the Fairfax subsidiaries that have assumed CTR’s liabilities provide adequate protection to satisfy the obligations that are subject to this guarantee. The Company does not expect to make payments under this guarantee and does not consider its potential exposure under this guarantee to be material to its consolidated financial position.

Guarantee of Falcon

Odyssey America agreed, as of April 1, 2002, to guarantee the payment of all of the insurance contract obligations (the “Subject Contracts”), whether incurred before or after the agreement, of Falcon Insurance Company (Hong Kong) Limited (“Falcon”), a subsidiary of Fairfax Asia Limited (“Fairfax Asia”), in the event Falcon becomes insolvent. Fairfax Asia is 100% owned by Fairfax, which includes a 26.2% economic interest owned by the Company. The guarantee by Odyssey America was made to assist Falcon in writing business through access to Odyssey America’s financial strength ratings and capital resources. Odyssey America is paid a fee for this guarantee of one percent of all gross premiums earned associated with the Subject Contracts on a quarterly basis. For the years ended December 31, 2008, 2007 and 2006, Falcon paid $0.3 million, $0.5 million and $0.5 million, respectively, to Odyssey America in connection with this guarantee. Odyssey America’s potential exposure in connection with this agreement is estimated to be $48.7 million, based on Falcon’s loss reserves at December 31, 2008. Falcon’s shareholders’ equity on a U.S. GAAP basis is estimated to be $39.5 million as of December 31, 2008. Fairfax has agreed to indemnify Odyssey America for any obligation under this guarantee. The Company believes that the financial resources of Falcon provide adequate protection to support its liabilities in the ordinary course of business. The Company anticipates that Falcon will meet all of its obligations in the normal course of business and does not expect to make any payments under this guarantee. The Company does not consider its exposure under this guarantee to be material to its consolidated financial position.

Investment Agreements

The Company’s subsidiaries have entered into investment management agreements with Fairfax and its wholly-owned subsidiary, Hamblin Watsa Investment Counsel Ltd. These agreements provide for an annual base fee of 0.20% (20 basis points), calculated and paid quarterly based upon the subsidiary’s average invested assets for the preceding three months. The agreements also include incentive fees of 0.10% (10 basis points), which are payable if realized gains exceed 1% of the average investment portfolio in any given year, subject to cumulative realized gains on investments exceeding 1% of the average investment portfolio. Additional incentive fees are paid based upon the performance of the subsidiary’s equity portfolio equal to 10% of the return on equities (subject to an annual maximum) in excess of the Standard & Poor’s 500 index plus 200 basis points, provided that the equity portfolio has achieved such excess on a cumulative basis. If the performance of the equity portfolio does not equal or exceed this benchmark in a given year, the annual base fee is reduced to 0.18% (18 basis points). The aggregate annual investment management fee payable by each subsidiary, including incentive fees, is capped at 0.40% (40 basis points) of its investment portfolio, with any excess amounts carried into the following year. These agreements may be terminated by either party on 30 days’ notice. For the years ended December 31, 2008, 2007 and 2006, total fees, including incentive fees, of $21.4 million, $17.3 million and $17.6 million, respectively, are included in the consolidated statements of operations.

Fairfax Insurance Coverage

Fairfax purchases and maintains directors’ and officers’ liability insurance for the directors and officers of Fairfax and its subsidiaries, including us. This insurance forms part of a blended insurance program which provides a combined aggregate limit of liability of $175.0 million.

Tax Sharing Arrangements

As a result of Fairfax reducing its ownership of the Company to below 80%, during the third quarter of 2006, the Company was deconsolidated from the United States tax group of Fairfax, and, accordingly, the Company has filed a separate consolidated tax return for the period August 29, 2006 to December 31, 2006 and will file a separate tax return for 2007 and 2008. The deconsolidation has no effect on the Company’s tax position. Prior to August 29, 2006, the Company was a member of the United States tax group of Fairfax and made payments to Fairfax in accordance with its tax sharing agreements. The Company paid federal and foreign income taxes of $348.4 million, $224.6 million and $59.3 million for the years ended December 31, 2008, 2007 and 2006, respectively. The Company, as of December 31, 2008, had a current tax payable of $238.1 million, which reflects $9.3 million payable to Fairfax and a net payable of $228.8 million to the United States federal government and various foreign governments. The Company, as of December 31, 2007, had a current tax payable of $45.9 million, which reflects $33.1 million payable to Fairfax, and a net payable of $12.8 million to the United States federal government and various foreign governments. The federal income tax provision is allocated to each of the Company’s subsidiaries in the consolidated group pursuant to a written agreement, on the basis of each subsidiary’s separate taxable income.

Tax Services Arrangements

Each of Odyssey America, Clearwater, Clearwater Select, Hudson, Hudson Specialty and OdysseyRe have entered into tax services agreements with Fairfax Inc. Under the agreements, we obtain tax consulting and compliance services from Fairfax. The fees under the agreements are payable quarterly and include a variable fee component that includes third party outside fees incurred on behalf of us. Upon mutual agreement by both parties, the quarterly base fee may be adjusted for changes in services provided or costs incurred. The aggregate fees paid in 2008 were $700,000. The agreements are automatically renewed each January 1st for successive one year terms unless terminated earlier as provided for under the agreements. The agreements may be terminated without cause by either party giving the other party 90 days’ written notice. The fees payable under the agreements are approximately equivalent to Fairfax’s cost in providing these services.

Stop Loss Agreement

Our reinsurance protection covering certain amounts of our 1995 and prior unpaid losses and loss adjustment expenses (the “1995 Stop Loss Agreement”), provided by nSpire Re Limited (“nSpire Re”), a wholly-owned subsidiary of Fairfax, was commuted effective September 29, 2006, for consideration of $63.2 million. In accordance with the terms of the commutation agreement, we commuted ceded loss reserves of $71.8 million, resulting in a pre-tax commutation loss of $5.5 million for the year ended December 31, 2006. The 1995 Stop Loss Agreement had been accounted for as retroactive reinsurance. Accordingly, losses ceded under the contract in excess of premiums paid had been recorded as a deferred gain rather than as a benefit in the applicable periods. The deferred gain had been amortized into income over the estimated remaining settlement period of the underlying claims. Prior to commutation, on March 29, 2006, we received $78.0 million in cash from nSpire Re, which reduced the outstanding recoverable. As the $78.0 million was received in advance of the payment of the underlying claims by us, it was included as an adjustment to net unpaid losses and loss adjustment expenses, which increased by $78.0 million. In connection with the receipt of this cash, during 2006, we recognized $19.3 million ($12.5 million after tax) of the cumulative deferred gain, an increase of $17.9 million ($11.7 million after tax) over the anticipated deferred gain amortization for the period, as a reduction in losses and loss adjustment expenses.

Other Related Party Transactions

The OdysseyRe Foundation, a not-for-profit entity through which the Company provides funding to charitable organizations active in the communities in which the Company operates, was formed in February 2007. Prior to the formation of the OdysseyRe Foundation, the Company provided funding to charitable organizations through the Sixty-Four Foundation, a not-for-profit affiliate of Fairfax and the Company. Included in other expense, net for the years ended December 31, 2008, 2007 and 2006, are incurred charitable contributions of $3.7 million, $2.5 million and $1.7 million, respectively, related to these entities.

Due to expense sharing and investment management fee agreements with Fairfax and its affiliates, the Company has accrued, on its consolidated balance sheets, amounts receivable from affiliates of $1.0 million and $1.0 million as of December 31, 2008 and 2007, respectively, and amounts payable to affiliates of $1.6 million and $4.6 million as of December 31, 2008 and 2007, respectively.

The Company organized O.R.E Holdings Limited (“ORE”), a corporation domiciled in Mauritius, on December 30, 2003 to act as a holding company for various investments in India. On January 29, 2004, ORE was capitalized by the Company in the amount of $16.7 million. ORE is consolidated in the Company’s consolidated financial statements. During 2004, ORE entered into a joint venture agreement relating to the purchase by ORE of 45% of the shares of Cheran Enterprises Private Limited (“CEPL”). CEPL is a corporation domiciled in India, engaged in the purchase, development and sale of commercial real estate properties. The joint venture agreement governing CEPL contains a provision whereby Odyssey America could have been called upon to provide a guarantee of a credit facility, if such facility had been established by CEPL, in an amount up to $65.0 million for the funding of proposed developments. The credit facility was never established, and the requisite conditions for any future provision of the guarantee no longer exist. ORE’s Indian joint venture partner claimed that the guarantee should be available and pursued legal actions against the Company. The Company found this claim without merit and vigorously defended the legal actions. On August 13, 2008, the Company Law Board in Chennai, India ruled in ORE’s favor and directed CEPL to return to ORE the full amount of its investment in CEPL, plus 8% interest, within the one-year period commencing November 1, 2008. As of December 31, 2008, the Company had written down the value of its investment in ORE by $9.9 million. The carrying value of the Company’s investment in ORE as of both December 31, 2008 and 2007 was $6.7 million. Because no payment of the award has yet been received and collection may require additional legal action on the part of ORE, the Company has taken no steps to reverse the write-downs that have been taken to date. The Company continues to vigorously pursue collection of the award.

OdysseyRe believes that the revenues and expenses related to the transactions with affiliated entities would not be materially different if such transactions were with unaffiliated entities.

Deadline for Receipt of Stockholder
Proposals for 2010 Annual Meeting

If you would like to submit a proposal for our 2010 annual meeting to be included in our proxy statement and form of proxy for our 2010 annual meeting, the proposal must be received by November 13, 2009. You should address your proposal to Donald L. Smith, Senior Vice President, General Counsel and Corporate Secretary, Odyssey Re Holdings Corp., 300 First Stamford Place, Stamford, Connecticut 06902.

If you would like to submit a proposal for a meeting of stockholders other than a regularly scheduled annual meeting, the proposal must be received within a reasonable time before we begin to print and mail our proxy materials in relation to that meeting.

A notice of a stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 will be considered untimely unless such notice is submitted to OdysseyRe no later than December 21, 2009.

By Order of the Board of Directors of
Odyssey Re Holdings Corp.

Donald L. Smith
Senior Vice President, General Counsel and
Corporate Secretary

Report of the Audit Committee

The management of Odyssey Re Holdings Corp. (the “Company”) has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls.

The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discuss with the Audit Committee any issues they believe should be raised with us.

This year, we reviewed the Company’s audited financial statements and met separately with both management and PricewaterhouseCoopers LLP, the Company’s independent auditors, to discuss and review those financial statements and reports prior to issuance. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

We have received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and have discussed with PricewaterhouseCoopers LLP their independence. We also discussed with PricewaterhouseCoopers LLP matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. We have implemented a procedure to monitor auditor independence and discussed with the auditors their independence.

Based on these reviews and discussions, we recommended to the board of directors of the Company (the “Board of Directors”) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

The Board of Directors has adopted a written charter setting out the audit related functions the Audit Committee is to perform, a copy of which is available on our website, www.odysseyre.com.

Brandon W. Sweitzer
Anthony F. Griffiths
Patrick W. Kenny

PROXY
ODYSSEY RE HOLDINGS CORP. This Proxy is solicited on behalf of the Board of Directors
Andrew A. Barnard and Richard S. Donovan, and each of them, are hereby constituted and appointed the lawful attorneys and proxies of the undersigned, with full power of substitution to vote and act as proxy with respect to all shares of Common Stock, $.01 par value, of ODYSSEY RE HOLDINGS CORP. (the “Company”) standing in the name of the undersigned on the Company’s books at the close of business on March 6, 2009, at the Annual Meeting of Stockholders to be held at The Yale Club, 50 Vanderbilt Avenue, New York, N.Y. 10007 at 9:30 a.m., local time, on April 22, 2009, or at any adjournment(s) or postponement(s) thereof, as follows on the reverse side.
The powers hereby granted may be exercised by either of said attorneys or proxies or their substitutes present and acting at the above-described Annual Meeting of Stockholders or any adjournment(s) thereof, or, if only one be present and acting, then by that one. The undersigned hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting.
This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposal 1.
Address Change/Comments
(Mark the corresponding box on the reverse side)
BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)
FOLD AND DETACH HERE
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The board of directors recommends a vote “FOR” each of the proposals.
Please mark your votes as indicated in this example
1. ELECTION OF DIRECTORS
FOR WITHHOLD ‘EXCEPTIONS ALL FOR ALL
Nominees:
1 V. Prem Watsa 2 James F. Dowd 3 Andrew A. Barnard 4 Peter M. Bennett 5 Anthony F. Griffiths 6 Patrick W. Kenny 7 Bradley P. Martin 8 Robert J. Solomon 9 Brandon W. Sweitzer
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
‘Exceptions
Mark Here for Address Change or Comments SEE REVERSE
Signature Signature Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
FOLD AND DETACH HERE
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
ODYSSEY RE HOLDINGS CORP.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting being held on April 22, 2009:
The proxy statement and annual report to stockholders are available at www.odysseyre.com
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